Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

Dated as of June 11, 2015, by and among

101 Development Group, LLC, as the Buyer, and

Revera Assisted Living, Inc.
Bennington Health and  Rehabilitation Center LLC
Bennington Real Estate LLC
Berlin Health and Rehabilitation Center LLC
Berlin Real Estate LLC
CPL (Bey Lea Village) LLC
Burlington Health and Rehabilitation Center LLC
CPL (Cabot) LLC
CPL (Westfield) LLC
CPL (Fox Chase) LLC
CPL (Glen Ridge) LLC
CPL (Hamilton) LLC
CPL (Iliff) LLC
CPL (Laurelton Village) LLC
Revera (Delaware) LLC d/b/a Linden Grove Health Care Center,  Montesano Health & Rehab Center and Orchard Park Rehabilitation and Nursing Center
CPL (Linwood) LLC
CPL (Meadowview) LLC
CPL (Oakridge) LLC,
Rochester Manor LLC
New Hampshire Subacute LLC
CPL (South County) LLC
Springfield Health and Rehabilitation Center LLC
Springfield Real Estate LLC
St. Johnsbury Health and Rehabilitation Center LLC
St. Johnsbury Real Estate LLC
Subacute Center of Bristol LLC d/b/a/ Village Green of Bristol
Brook Hollow Health Care Center LLC d/b/a/ Village Green of Wallingford
CPL (Whiting) LLC
CPL (Willow Creek) LLC,
Connecticut Subacute LLC,
Vermont Subacute LLC,  and
CPL (Premier Therapy) LLC, as the Seller Parties, and

Genesis Healthcare, Inc., as Guarantor

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 11, 2015 and is by and among 101 Development Group, LLC, a Delaware limited liability company (the “Buyer”) and Revera Assisted Living, Inc., a corporation formed under the laws of the state of Oregon (“Parent”), CPL (Bey Lea Village) LLC, a Delaware limited liability company (“Bey Lea”), CPL (Fox Chase) LLC, a Delaware limited liability company (“Fox Chase”), CPL (Hamilton) LLC, a Delaware limited liability company (“Hamilton”), CPL (Iliff) LLC, a Delaware limited liability company (“Iliff”), CPL (Laurelton Village) LLC, a Delaware limited liability company (“Laurelton”), Revera (Delaware) LLC doing business as Linden Grove Health Care Center (“Linden Grove”), Montesano Health & Rehab Center (“Montesano”) and Orchard Park Rehabilitation and Nursing Center (“Orchard Park”), CPL (Linwood) LLC, a Delaware limited liability company (“Linwood”), CPL (Meadowview) LLC, a Delaware limited liability company (“Meadowview”), CPL (Oakridge) LLC, a Delaware limited liability company (“Oakridge”), CPL (South County) LLC, a Delaware limited liability company (“South County”), CPL (Whiting) LLC, a Delaware limited liability company (“Whiting”), CPL (Willow Creek) LLC a Delaware limited liability company (“Willow Creek” and collectively with Bey Lea, Fox Chase, Iliff, Linden Grove, Meadowview, Montesano, Oakridge, Orchard Park, South County and Whiting, the “Owner Operator Sellers”), CPL (Glen Ridge) LLC, a Delaware limited liability company (“Glen Ridge”), Rochester Manor LLC, a Delaware limited liability company (“Rochester”), Subacute Center of Bristol LLC doing business as Village Green of Bristol (“Village Green Bristol”), Brook Hollow Health Care Center LLC doing business as Village Green of Wallingford (“Village Green Wallingford”), CPL (Cabot) LLC, a Delaware limited liability company (“Cabot”), Burlington Health and Rehabilitation Center LLC, a Delaware limited liability company (“Burlington”),  Berlin Health and Rehabilitation Center LLC, a Delaware limited liability company (“Berlin”), Bennington Health and Rehabilitation Center LLC, a Delaware limited liability company (“Bennington”), Springfield Health  and Rehabilitation Center LLC, a Delaware limited liability company (“Springfield”), St. Johnsbury Health and Rehabilitation Center LLC, a Delaware limited liability company (“St. Johnsbury” and collectively with Glen Ridge, Cabot, Rochester, Village Green Bristol, Village Green Wallingford, Burlington, Berlin, Bennington and Springfield, the “Operator Sellers”), Vermont Subacute LLC, a Delaware limited liability company (“Vermont RE”), Connecticut Subacute LLC, a Delaware limited liability company (“Connecticut RE”), New Hampshire Subacute LLC, a Delaware limited liability company (“New Hampshire RE”), CPL (Westfield) LLC, a Delaware limited liability company (“Westfield RE”), Berlin Real Estate LLC, a Delaware limited liability company (“Berlin RE”), Bennington Real Estate LLC, a Delaware limited liability company (“Bennington RE”), Springfield Real Estate LLC, a Delaware limited liability company (“Springfield RE”), St. Johnsbury Real Estate LLC, a Delaware limited liability company (“St. Johnsbury RE” and collectively with Vermont RE, Connecticut RE, New Hampshire RE, Westfield RE, Berlin RE, Bennington RE and Springfield RE, the “RE Owner Sellers”), and CPL (Premier Therapy) LLC, a Delaware limited liability company (“Premier Therapy”), and Genesis Healthcare, Inc. a Delaware corporation (“Guarantor”).  The Owner Operator Sellers, the Operator Sellers, the RE Owner Sellers and Premier are collectively referred to herein as “Sellers” and collectively with Parent as the “Seller Parties”.  Certain capitalized terms used in this Agreement are defined in Article XIII.

WHEREAS, (i) the Owner Operator Sellers own and operate the skilled nursing facilities described on Exhibit “A” hereto, (ii) the Operator Sellers operate the skilled nursing facilities described on Exhibit “A” hereto, (iii) the RE Owner Sellers own certain real property assets operated as skilled nursing facilities by the Operator Sellers (each of the foregoing skilled nursing facilities, a “Facility”, and collectively, the “Facilities”), and (iv) Premier Therapy owns and operates a physical, occupational and speech therapy consulting business (the “Therapy Business”, and together with the Facilities, the “Businesses” and each, a “Business”) described in Exhibit “A” hereto; and

WHEREAS, the parties hereto wish to enter into this Agreement to evidence the agreement of the Sellers to sell, transfer and assign all of the operating assets of the Businesses to the Buyer (other than the Excluded Assets), and the agreement of the Buyer, to pay the purchase price and assume ownership of the operating assets and those certain specified liabilities of the Sellers, in each case as described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I – Purchase and Sale of Assets
1.1. Sale and Purchase of Assets

.  Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing, each of the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and acquire, all of the right, title and interest of each Seller in, to and under the assets, properties, goodwill and rights of the Sellers used or useful in the operation and conduct of the Businesses of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Seller, including, without limitation, the following, but in each case, specifically excluding the Excluded Assets (collectively, the “Assets”):

1.1.1 Those certain tracts or parcels of land owned in fee by the Sellers more fully described in Section 4.15.1 of the Sellers’ Disclosure Schedule, together with all rights, titles, interests, privileges, streets, alleys, appurtenances, easements and rights of way now or hereafter benefiting, belonging or pertaining thereto (collectively, the “Land”);

1.1.2 All buildings, structures, fixtures, attached equipment, fences and improvements located on the Land, including, without limitation, all heating, plumbing, air conditioning, ventilation and electrical equipment, all ducts, pipes, cables and wires appurtenant thereto, and all other building operating systems located in, on, or about these structures, including fire safety and security protection systems (collectively, the “Buildings”);

1.1.3 All furnishings, furniture, machinery, equipment (including office equipment, building maintenance equipment, and disposable equipment), parts and accessories for the same, supplies, linens, medicine, foodstuffs, dishes, silverware, consumables and other tangible personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment and motor vehicles, and any and all other tangible and intangible personal property owned or leased by Sellers and used in connection with the use, leasing or maintenance of the Land, the Buildings and Businesses, and any goodwill of Sellers associated with the Businesses (collectively, the “Personal Property”), including, without limitation, Sellers’ Intellectual Property;

1.1.4 All files, books and records used by Sellers or held by Sellers for use in operation of the Businesses, including, without limitation, (i) all names, addresses, telephone numbers, records of billings to and payments by residents, and other information relating to current residents and accounts, (ii) all medical books and records used by Sellers or held by Sellers for use in the current operation of the Businesses, and (iii) employment records (collectively, the “Records”);

1.1.5 The names listed on Section 4.23.1 of the Sellers’ Disclosure Schedule (collectively, the “Tradenames”), and any similar words or combination of such words (which names shall not be used by the Sellers after the Closing, except as necessary to comply or perform under this Agreement), together with all telephone numbers, telephone listings and fax numbers used by and identified with the Businesses;

1.1.6 To the extent transferable, all licenses, rights to make application for licenses, permits, certificates (including, where required, final certificates of need), consents, Approvals, waivers and other authorizations, issued or granted by any Governmental Authority or by any other Person to the Sellers and necessary for the operation of the Businesses (collectively, the “Licenses”) including the Licenses listed in Section 1.1.6 of Sellers’ Disclosure Schedule;

1.1.7 All patient agreements, occupancy agreements, resident agreements and similar agreements relating to the occupancy of the Facilities by the patients and residents thereof (collectively, the “Patient Agreements”);

1.1.8 To the extent transferable, all provider agreements or rights to make application for participation in and reimbursement from Medicare, Medicaid, and other third-party payor programs, including all electronic billing agreements, electronic data interchange agreements with intermediaries, and provider numbers (collectively, the “Provider Agreements”) including the Provider Agreements listed in Section 1.1.8 of Sellers’ Disclosure Schedule;

1.1.9 All hospital transfer agreements, personal property leases, and other contracts, agreements, arrangements, commitments, leases, licenses or understandings, whether or not in writing (provided any such unwritten agreement or arrangement is described in detail in Section 1.1.9 of Sellers’ Disclosure Schedule) relating to the operation of the Businesses (collectively, the “Contracts”).

1.1.10 All personal needs allowance accounts of residents of the Facilities (the “PNA”), to be held in trust for residents;

1.1.11 All performance and other bonds, security and other deposits (including utility deposits), advances, deposits and advance payments paid by any resident, prepaid credits and deferred charges (the “Deposits”), including the Deposits listed in Section 1.1.11 of Sellers’ Disclosure Schedule, provided that such Section 1.1.11 of the Sellers’ Disclosure Schedule may be updated within five (5) Business Days of the date of this Agreement with the same effect as if such update had been provided on the date of this Agreement;

1.1.12 All of the Seller Parties’ rights, claims, credits, causes of action, rights to tender claims or demands or rights of set off that have arisen or may arise against third parties relating (a) to the Real Property assets of the Businesses, including, without limitation, unliquidated rights under manufacturers’ suppliers’, contractors’ and vendors’ warranties and all other similar claims or (b) to any Assumed Liability (the “Claims, Rebates and Credits”).

1.1.13 Subject to Section 2.4, all pre-Closing Accounts Receivable, including all Accounts Receivable listed in Section 1.1.13 of Sellers’ Disclosure Schedule.
1.1.14 To the extent assignable, all rights under confidentiality and non-disclosure agreements not included in the Contracts, but excluding any obligations pursuant thereto;
1.1.15 Intentionally Omitted;
1.1.16 All assets of the foregoing nature purchased or acquired by any Seller from and after the date hereof through the Closing Date.
1.2. Excluded Assets

.  Notwithstanding the foregoing, the sale contemplated by this Agreement, and the term “Assets” as used herein, shall not include the following assets:  (i) bank accounts, cash and cash equivalents (except for the PNA and Deposits which shall be transferred to the Buyer), (ii) any sum now or hereafter paid, payable or owing to any Seller, including, without limitation, all retroactive rate increases and/or lump sum payments, resulting from rate appeals, audits or otherwise, with respect to third-party payments, and any amounts as a result of Medicare, Medicaid or other third-party payor cost or rate adjustments, appeals, refunds, rebates or reimbursements or other adjustments or payments from any Governmental Authority for services rendered at or by any Business on or prior to the Closing Date (a “Pre Closing Governmental Reimbursement”), (iii) all payments or equivalent cash credits resulting from claims, insurance premium rate reductions or insurance or other dividends paid that are attributable to periods ending on or prior to the Closing Date, (iv) subject to Sections 1.1.12 and Section 7.2.5, all payments or rights to payment owing to any of the Sellers related to suits, claims and causes of action of any kind, whether asserted or unasserted, known or unknown, liquidated or contingent, accrued or arising out of any event or transaction occurring during any period ending on or prior to the Closing Date, including, but not limited to, such suits, claims and causes of action set forth on Section 1.2 of the Sellers’ Disclosure Schedule, (v) all personal items belonging to residents and employees in any Business, as the case may be, (vi) all Federal, state, local and foreign income and franchise Tax credits and Tax refund claims of Sellers, and all Tax Returns and related Tax records of Sellers, (vii) all Buyer Excluded Contracts, and (viii) all assets set forth in Section 1.2 of the Sellers’ Disclosure Schedule (collectively, the “Excluded Assets”).

1.3. Assumed Liabilities

.  Subject to the terms and conditions contained herein, at the Closing, the Buyer shall not assume any Liabilities of Sellers other than the Liabilities assumed by Buyer with respect to the following to the extent such Liabilities relate to periods after Closing (collectively, the “Assumed Liabilities”):

1.3.1 Intentionally Omitted;

1.3.2 To the extent reflected in the Net Working Capital, payment obligations for accrued and unpaid employee wages and compensation for all Transitioned Employees, including all accrued, vested, earned, unpaid or unused, vacation pay and all unemployment compensation contributions and similar items with respect to the period on or prior to the Closing Date and all taxes and withholdings theron;

1.3.3 The withdrawal liability and other Liabilities described in Section 6.11 associated with the SEIU Pension Fund that is not specifically to be paid by the Seller Parties pursuant to Section 6.11;

1.3.4 All Liabilities for any cause of action, claim, demand, breach or violation of any kind or description, arising from operation and management of the Businesses, under any Licenses,  Patient Agreements, Provider Agreements, Contracts or Law, including all Liabilities relating to the PNA and Deposits (subject to the receipt by the Buyer of the correct PNA and Deposits funds at the Closing which, as of a date within ten (10) days of the date hereof, are as set forth in Section 1.1.11 of Sellers’ Disclosure Schedule with respect to Deposits and Section 1.3.4 of Sellers’ Disclosure Schedule with respect to PNA),  solely to the extent the same arise during, and relate to, the period from and after the Closing;

1.3.5 Any Liability based upon, arising out of or otherwise in respect of, any accounts payable, accrued expenses, prorated portions of capital lease obligations, vendor claims, or the Contracts (other than the Buyer Excluded Contracts) attributable to the period from and after the Closing Date;

1.3.6 Intentionally Omitted;
1.3.7 Any other Liabilities arising from or related to the Assets, to the extent attributable to the period from and after the Closing Date.
1.4. Retained Liabilities

.  Notwithstanding Section 1.3 or any other provision in this Agreement or any other writing to the contrary, Buyer and the Seller Parties agree that Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any Seller or any Affiliate of Seller (or any consolidated group including any Seller or predecessor owner of all or part of its business or assets) of whatever nature whether presently in existence or arising or asserted hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Sellers or their respective Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Retained Liabilities”).  Without limiting the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

1.4.1 Any Liability based upon, arising out of or otherwise in respect of the negotiation and preparation of this Agreement, the Sellers’ Disclosure Schedule or Exhibits hereto, or the consummation of the transactions contemplated by this Agreement or any Closing Document (the “Transaction”);

1.4.2 Except to the extent included in the calculation of Sellers’ Net Working Capital, any Liability based upon, arising out of or otherwise in respect of, any accounts payable, accrued expenses, prorated portions of capital lease obligations, vendor claims, or Assumed Contracts attributable to periods ending on or prior to the Closing Date;

1.4.3 Except to the extent included in the calculation of Sellers’ Net Working Capital, (i) all Taxes of Sellers; (ii) all Taxes related to the direct or indirect ownership or operation of the Assets and the Businesses except those Taxes related to the ownership or operation of the Assets and the Businesses which are attributable to Taxable periods or portions thereof beginning after the Closing Date; (iii) all Transfer Taxes and similar Taxes, and withholding Taxes, if any, imposed as a result of the sale or transfer of the Assets and the Businesses pursuant to this Agreement, to the extent not required to be borne by Buyer under Section 6.13.1; (iv) all income, franchise or similar Taxes imposed on Sellers and any consolidated, combined or unitary group of which Sellers are a member on account of the sale or transfer of the Assets and the Businesses pursuant to this Agreement; and (v) any Liability of Sellers for the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise;

1.4.4 Except to the extent included in the calculation of Sellers’ Net Working Capital, any Liability for any cause of action, claim, demand, breach or violation of any kind or description, whether relating to an Excluded Asset or otherwise, arising from operation and management of the Businesses, under any Contract, Law, or otherwise, in all such cases attributable to any period ending on or prior to the Closing Date, including, without limitation, all Losses, settlements and amounts paid or incurred by the Businesses from events occurring on or prior to the Closing Date, including legal costs and expenses;

1.4.5 Except to the extent included in the calculation of Sellers’ Net Working Capital, any Liability arising under the Provider Agreements and relating to any period ending or including the period ending on or prior to the Closing Date, including but not limited to any gain on sale and any recapture that may be recognized under the Medicare, Medicaid and other third-party payor programs, third-party payor liabilities or obligations arising from the operation or management of the Businesses on or prior to the Closing Date (including, without limitation, repayment or overpayment liabilities in respect of previously paid or denied claims), arising under the Medicare Program, the Medicaid Program and other third-party payor programs;

1.4.6 Any Liability arising under any collective bargaining agreement (other than as provided in Section 4.12), employment agreement, severance agreement, 6 consulting agreement or any other Contract relating to employee or consultant services rendered for any period ending on or prior to the Closing Date;

1.4.7 Except to the extent provided in Section 1.3.2, any Liability relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date, including, without limitation, any Liability under any Seller’s employee benefit agreements, plans or other arrangements or any contract of insurance for employee group medical, dental, or life insurance plans;

1.4.8 Except to the extent included in the calculation of Sellers’ Net Working Capital, any Liabilities arising from or relating to (i) employees of Sellers, including those for accident, disability, health (including unfunded medical liabilities) and worker’s compensation insurance or benefits, and (ii) all other Liabilities relating to employees of Sellers arising from events or occurrences through the Closing Date;

1.4.9 All Liabilities arising from or relating to benefits or pay under any employee benefit plan covering the employees of Seller or its Subsidiaries, including Sellers or Parent’s stock option or stock purchase plan(s), compensation policy, individual employment contract or collective bargaining agreement, or any severance payment, including those related to any alleged termination of employment as a result of or relating to the transactions contemplated hereby, excluding Workers Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) liabilities, which such WARN Act liabilities are hereby expressly assumed by Buyer and for which Buyer shall indemnify and hold Seller Parties harmless in accordance with Section 9.7;

1.4.10 Liabilities relating to or arising from litigation or any other disputes with third parties, if any, pending at the Closing or threatened on or prior to the Closing Date;
1.4.11 Any Liabilities for Indebtedness related to any Business;
1.4.12 Intentionally Omitted;
1.4.13 Any Liabilities arising under any Buyer Excluded Contract;
1.4.14 Any Liabilities arising under any Contract (other than the Buyer Excluded Contracts) through the Closing Date; and
1.4.15 Any Liabilities related to any of the Licenses attributable to periods prior to the Closing.
1.5. Non Assignable Assets

.  If there are any Contracts (other than any Contracts identified on Section 7.2.4 of Sellers’ Disclosure Schedule) for which Approvals are required by the terms of such Contract, which Approvals to transfer have not been obtained (or otherwise are not in full force and effect) as of the Closing Date (the “Non Assignable Assets”), notwithstanding Section 1.1, neither this Agreement nor any applicable documents shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Non Assignable Asset, and following the

Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Approval relating to any Non Assignable Asset as quickly as practicable.  Pending the obtaining of such Approvals relating to any Non Assignable Asset, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the benefits of use of the Non Assignable Asset for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Buyer of any and all rights the Sellers may have against a third party related thereto).  Once an Approval for the sale, assignment, assumption, transfer, conveyance and delivery of a Non Assignable Asset is obtained, the respective Seller shall promptly assign, transfer, convey and deliver such Non Assignable Asset to the Buyer, and the Buyer shall assume the obligations under such Non Assignable Asset assigned to the Buyer from and after the date of assignment to the Buyer pursuant to an assignment and assumption agreement.  Nothing herein shall excuse any Seller Party from responsibility for any of its representation, warranties or covenants contained herein.

1.6. Due Diligence Period.  The Seller Parties and the Buyer hereby acknowledge that, as of the date of this Agreement, the Buyer has not yet had an opportunity to complete its required due diligence and fully review and evaluate all aspects of this Transaction.  From the date of this Agreement up through and including the date that is forty five (45) days from the date of this Agreement (the “Due Diligence Period”), if the Buyer determines, in its sole and absolute discretion, that it does not desire to purchase the Assets, the Buyer shall have the right to give written notice to the Seller Parties electing to terminate this Agreement, provided such notice is delivered to the Seller Parties prior to 11:59 p.m. on the last day of the Due Diligence Period. The foregoing provision shall not restrict the Buyer from performing further due diligence relating to the Businesses or the Assets at any time prior to the Closing Date.  Upon any termination of the Agreement pursuant to this Section 1.6, the Buyer shall promptly return to the Seller Parties or destroy all due diligence items and materials provided to the Buyer or its representatives in connection with the transactions contemplated by this Agreement.

ARTICLE II – Purchase Price
2.1. Purchase Price

.  The aggregate cash consideration for the sale, assignment and transfer by Sellers at Closing of the Assets (the “Purchase Price”) shall be an amount equal to (a) Two Hundred Forty Million Dollars ($240,000,000.00), plus (c) the Excess Amount, if any, minus (d) the Deficiency Amount, if any, and plus (e) fifty percent (50%) of any Discounted A/R Excess (to be paid in accordance with Section 2.4.7), subject to the prorations and adjustments set forth in Section 2.3 and 2.4, which shall be payable as follows:

2.1.1 Concurrently with the execution and delivery of this Agreement, the Buyer shall deliver to Fidelity National Title Insurance Company (the “Deposit Escrow Agent”) the sum of Four Million Dollars ($4,000,000) (the “Initial Escrow Deposit”).  Unless this Agreement is terminated prior to the expiration of the Due Diligence Period, within three (3) Business Days following the expiration of the Due Diligence Period, the Buyer shall deliver to the Deposit Escrow Agent an additional sum of Eight Hundred Thousand Dollars ($800,000) (together with the Initial Escrow Deposit, collectively, the “Escrow Deposit”).  The Escrow Deposit shall be held in escrow in an interest bearing account by the Deposit Escrow Agent, all as more fully set forth in that certain Deposit Escrow Agreement in the form attached hereto as Exhibit “B”, which shall be executed by the parties hereto concurrently with the delivery of the Initial Escrow Deposit to the Deposit Escrow Agent.  At the Closing, the Escrow Deposit and the earnings thereon shall be applied to payment of the Purchase Price.  Except as provided in the following sentence, in the event this Agreement is terminated prior to Closing pursuant to Sections 10.1.1., 10.1.2, 10.1.3 or 10.1.5, the Escrow Deposit and any interest thereon shall be returned to the Buyer upon termination of this Agreement.  In the event this Agreement is terminated prior to Closing pursuant to Section 10.1.4, and subject to Section 10.3, the Escrow Deposit and any interest thereon shall be delivered to Parent in accordance with Section 10.3.  All associated escrow costs of the Escrow Deposit, if any, shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers.

2.1.2 Intentionally Omitted.

2.1.3 At the Closing, a portion of the Purchase Price sufficient to fully repay and discharge the Indebtedness of the Sellers or any Affiliate (and in order to release any Encumbrance presently held by, and to transfer the Assets free and clear of any Encumbrance of, the holders of such Indebtedness) outstanding as of the Closing under the loan agreements described in Section 2.1.3 of the Sellers’ Disclosure Schedule (the “Repaid Debt”) shall be paid directly to the holders of such Indebtedness in accordance with the payment instructions to be set forth on Section 2.1.3 of the Sellers Disclosure Schedule, which will be updated to include such payment instructions and provided not less than three (3) Business Days prior to the Closing Date.

2.1.4 After reduction for the Escrow Deposit and the amount paid to retire the Repaid Debt described in Sections 2.1.1, 2.1.2 and 2.1.3, respectively, Buyer shall pay the balance of the Purchase Price to the Parent (for the benefit of the Sellers) at the Closing, in cash by wire transfer to an account designated in writing to the Buyer not less than three (3) Business Days prior to the Closing Date.

2.1.5 On or before the fifth (5th) Business Day following the determination of the Final Closing Statement, either (i) the Buyer shall deliver to Parent the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is greater than the Net Working Capital as reflected on the Estimated Closing Statement, or (ii) Parent shall deliver to the Buyer the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than the Net Working Capital as reflected on the Estimated Closing Statement.

2.1.6 Buyer shall withhold and deduct from the Purchase Price any amounts required to be withheld and deducted under the Code or other applicable Laws.  Any amounts so deducted shall be remitted by Buyer to the appropriate Taxing Authority on a timely basis.  To the extent that amounts are so withheld by Buyer and duly paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers in respect of which such deduction and withholding was made by Buyer.

2.2. Allocation of Purchase Price

. The parties acknowledge and agree that the Purchase Price shall be allocated in accordance with the principles set forth on Exhibit “C” attached hereto.

In the event that the Purchase Price is adjusted pursuant to the provisions of this Agreement (including as a result of post-Closing payments made pursuant to the working capital adjustment provisions of Section 2.3), Exhibit C shall be revised as Buyer shall provide Sellers with a revised allocation schedule reflecting such adjustments.  The parties agree for Tax purposes to allocate the Purchase Price (and all other capitalizable costs) among the Assets as set forth in Exhibit “C” attached hereto, which shall be in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and similar provisions of state, local or non-U.S. law, as appropriate).  Sellers and Buyer, and each of their Affiliates, hereby covenant and agree that they will not take a position on any Tax Return, before any Tax Authority or in any judicial proceeding that is any way inconsistent with the allocation set forth on Exhibit “C”, unless and to the extent required to do so pursuant to applicable Laws.  Buyer and Sellers, and each of their Affiliates, shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the allocation set forth on Exhibit “C” and cooperate in the filing of any forms with respect to such allocation.

2.3. Adjustments

.  The Purchase Price shall be subject to the following adjustments and prorations in each case to the extent such amounts are not included in the calculation of Net Working Capital:

2.3.1 Property Taxes. Any Property Taxes payable by Sellers pursuant to Section 6.13.2 hereof shall be taken into account in calculating the Net Working Capital.

2.3.2 Prepayments.  All prepayments for services, utilities and other charges and all expenses paid or payable with respect to the Businesses shall be prorated as of the Closing Date, and the Purchase Price shall be (i) increased by the amount of all prepaid items as of the Closing Date that are not otherwise to be reimbursed to Sellers, and (ii) decreased by the amount of all accrued and unpaid expenses as of the Closing Date that are to be paid by the Buyer.  Utility charges which are not metered and read on the Closing Date shall be estimated based upon prior charges.

2.3.3 Intentionally Omitted.

2.3.4 Additional Proration Provisions.  Any other income or expenses relating to the operation and maintenance of the Businesses or the Assets that are normally prorated (which does not include unaccrued, unvested or unearned employee benefits) in a transaction of this type shall be prorated as of the Closing Date.  If any of the items described in this Article II cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at the Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable.

2.4. Working Capital Adjustment; Accounts Receivable

.

2.4.1 Estimated Closing Statement. Not less than three (3) Business Days prior to the Closing Date, the Seller Parties shall, in consultation with the Buyer, 10 prepare, or cause to be prepared, and deliver to Buyer a calculation of the estimated Closing Net Working Capital and Discounted A/R Amount as of the Effective Time, which shall represent the Company’s reasonable estimate of the Closing Net Working Capital and Discounted A/R Amount (the “Estimated Closing Statement”) prepared on the same basis used to calculate the Closing Net Working Capital and Discounted A/R Amount as set forth on Exhibit “D”.  If the Estimated Closing Statement shows that the Closing Net Working Capital is greater than the Target Working Capital, the Purchase Price shall be increased by an amount equal to the Closing Net Working Capital minus the Target Working Capital (the “Excess Amount”).  The Excess Amount, if any, shall be paid by the Buyer at the Closing in accordance with Section 2.1 above.  If the Estimated Closing Statement shows that the Closing Net Working Capital is less than the Target Working Capital, the Purchase Price shall be decreased at the Closing by an amount equal to the Target Working Capital minus the Closing Net Working Capital (the “Deficiency Amount”).

2.4.2 Buyer Closing Statement.  As soon as is reasonably possible after the Closing, Buyer shall prepare, or cause to be prepared, in consultation with the Parent and at Buyer’s expense, and deliver to the Parent a statement that shall set forth the Current Assets, Current Liabilities and Closing Net Working Capital and Discounted A/R Amount as of the Effective Time (the “Buyer Closing Statement”).  The Buyer Closing Statement shall be prepared on the same basis used to calculate the Closing Net Working Capital and Discounted A/R Amount as set forth on Exhibit “D”.  The Buyer shall deliver the Buyer Closing Statement to Parent not later than ninety (90) days after the Closing Date.  If the Buyer shall fail to deliver the Buyer Closing Statement to Parent within such 90-day period, then Parent shall deliver its own calculation of the Closing Net Working Capital and Discounted A/R Amount to Buyer promptly after the end of such 90-day period, which statement shall be deemed to be the Buyer Closing Statement.  In such case, Sections 2.4.3, 2.4.4 and 2.4.5 shall apply as if Parent were the Buyer and Buyer were the Parent.

2.4.3 Objection to Buyer Closing Statement.  After the Buyer Closing Statement is delivered to Parent pursuant to Section 2.4.2, Parent shall have fifteen (15) days to review and respond to it in accordance with this Section 2.4.2.  If Parent determines that the Buyer Closing Statement has not been prepared in accordance with Section 2.4.1 or Section 2.4.2, then Parent shall inform the Buyer on or before the last day of such fifteen (15) day period by delivering written notice to Buyer (the “Closing Statement Objection”) setting forth a description of the basis of the Closing Statement Objection and the adjustments to the Buyer Closing Statement that Parent believes should be made.  If no Closing Statement Objection is delivered to the Buyer within such fifteen (15) day period, then Parent shall be deemed to have accepted the Buyer Closing Statement.

2.4.4 Response to Closing Statement Objection.  If a Closing Statement Objection is delivered to Buyer pursuant to Section 2.4.3, then Buyer shall have fifteen (15) days to review and respond to the Closing Statement Objection by delivering written notice to Parent specifying the scope of its disagreement with the information contained in it. If no such written notice is delivered to Parent within such fifteen (15) day period, then the Buyer shall be deemed to have accepted the Closing Statement Objection.
2.4.5 Dispute Resolution Following Objection.

(a) Negotiation.  If the Buyer delivers a written notice to Parent in response to a Closing Statement Objection pursuant to Section 2.4.4, then the Buyer and Parent shall promptly meet (in person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Buyer Closing Statement and the calculation of Net Working Capital and Accounts Receivable as of the Effective Time (the “Closing Statement Dispute”).

(b) Resolution by Accounting Firm.  If the Buyer and Parent are unable to resolve the Closing Statement Dispute within thirty (30) days following the delivery of a Closing Statement Objection to the Buyer, then, at any time thereafter, Buyer or Parent may elect to have the Closing Statement Dispute resolved by the Accounting Firm, which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Sections 2.4.1and 2.4.2, and only with respect to the remaining accounting-related differences so submitted to the Accounting Firm, whether and to what extent, if any, the Net Working Capital as derived from the Buyer Closing Statement requires adjustment.  In connection with the engagement of the Accounting Firm, each party shall execute reasonable engagement letters and supply such other documents and information as the Accounting Firm reasonably requires or as such party deems appropriate.  The Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days after submission of the Closing Statement Dispute to it and, in any case, as soon as practicable after such submission.  In resolving the Closing Statement Dispute, the Accounting Firm (i) shall utilize the criteria set forth in Section 2.4.1 and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by any party, or less than the smallest value for such item claimed by any party, as set forth in the Buyer Closing Statement and the Closing Statement Objection.

(c) Payment of Fees of Accounting Firm.  If the Net Working Capital as reflected on the Final Closing Statement is closer in amount to the Net Working Capital as reflected in the Closing Statement Objection than to the Net Working Capital as reflected on the Buyer Closing Statement, then the Buyer shall pay all fees and expenses of the Accounting Firm in connection with the services provided pursuant to Section 2.4.5(b).  If the Net Working Capital as reflected on the Final Closing Statement is closer in amount to the Net Working Capital as reflected on the Buyer Closing Statement than to the Net Working Capital as reflected in the Closing Statement Objection, then Parent shall pay all fees and expenses of the Accounting Firm in connection with the services provided pursuant to Section 2.4.5(b).  If the difference between the Net Working Capital as reflected on the Final Closing Statement and the Net Working Capital as reflected in the Closing Statement Objection is equal to the difference between the Net Working Capital as reflected on the Final Closing Statement and the Net Working Capital as reflected on the Buyer Closing Statement, then all fees and expenses of the Accounting Firm in connection with the services provided pursuant to Section 2.4.5(b) shall be paid one-half by the Buyer and one‑half by Parent.  This Section 2.4.5 shall be the exclusive mechanism for the settlement of any claims of the parties related to the calculation of Net Working Capital and Accounts Receivable and the adjustments to the purchase price related thereto.

2.4.6 Final Closing Statement.  As used in this Agreement, the “Final Closing Statement” shall be:  (a) the Buyer Closing Statement if no Closing Statement Objection is delivered to Buyer during the fifteen (15) day period specified in Section 2.4.3; (b) the Buyer Closing Statement, adjusted in accordance with the Closing Statement Objection, if Buyer does not provide Parent with a written notice of disagreement in response to the Closing Statement Objection within the fifteen (15) day period specified in Section 2.4.4; or (c) the Buyer Closing Statement, as adjusted by (i) the written agreement of the Buyer and Parent and/or (ii) the Accounting Firm in accordance with Section 2.4.5(b).

2.4.7 A/R Payments.  After the final determination of the Discounted A/R Amount, the Buyer shall pay to Parent, in accordance with Section 8.3, the amount of any pre-Closing Accounts Receivable in excess of fifty percent (50%) of the Discounted A/R Excess that it collects (a) between the Closing Date and the earlier of receipt or the fifth anniversary of the Closing Date for pre-Closing Accounts Receivable received from third-party governmental or quasi-governmental payors, and (b) between the Closing Date and the second anniversary of the Closing Date for any other pre-Closing Accounts Receivable.

2.5. Fees and Expenses

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2.5.1 The Seller Parties shall pay for (i) any and all fees, costs and expenses, including without limitation any prepayment penalties, associated with payment of the Repaid Debt to Health Care REIT and Keybank and (ii) one-half of the costs associated with the Escrow Deposit.

2.5.2 The Buyer shall pay for (i) the Surveys, (ii) any and all fees, costs and expenses, including without limitation any prepayment penalties, associated with payment of the Repaid Debt to Santander, Centerline Capital and Capital One Bank, (iii) the Phase Is, (iv) one-half of the costs associated with the Escrow Deposit, and (v) all filing fees in connection with any filings that must be made by any of the parties under the HSR Act.

2.5.3 The cost of (i) any Transfer Taxes, and (ii) the premium for the Buyer Title Insurance Policies, the cost of any endorsements to the Buyer Title Insurance Policies, the cost of any related title examination charges, and the cost of any chain-of-title searches, shall be paid by the Buyer or Sellers for each Facility or Business in accordance with customary practice of the state and county where such Facility or Business is located, as specified on Exhibit “E”.

2.5.4 Unless otherwise provided in this Agreement, all other costs, fees and expenses applicable to the Transactions contemplated herein shall be prorated between the Buyer and Seller Parties, jointly, with respect to each Business in accordance with customary practice for the county where such Business is located, except that all fees and expenses of professional advisors to any party incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees or expenses, whether or not the Transaction is consummated.

ARTICLE III – Closing
3.1. Closing

.  The parties agree that the consummation of the Transaction (the “Closing”) shall occur at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), subject to the satisfaction of all of the conditions precedent set forth herein (or waiver by the party for whom such condition runs), which date, unless the parties otherwise mutually agree, shall be the last Business Day of the month in which the satisfaction or waiver of such conditions precedent have taken place, provided that, the satisfaction or waiver of such conditions occurs at least three (3) Business Days prior to the last Business Day of such month, and provided further, that the effective time of the Closing shall be 12:01 a.m. (“Effective Time”) on the first day of the following month.  Upon agreement of the parties, if the satisfaction or waiver of such conditions occurs less than three (3) Business Days prior to the last Business Day of the month, the Closing shall occur on a date that is mutually agreeable to the parties, but not later than the third Business Day of the month next following the month in which the satisfaction or waiver of the conditions described above has taken place, provided that, in such case, the effective time of the Closing shall be 12:01 a.m. on the first day of the month in which the Closing occurs.

3.2. Place of Closing

.  The Closing shall take place at the offices of Foley & Lardner LLP,  111 Huntington Ave., Boston, MA 02199 at 10:00 a.m. or at such other time and place acceptable to the parties, including via the electronic transfer of documents and signatures.

3.3. Items to be Delivered at Closing by the Sellers

.  At the Closing, the Sellers shall execute and deliver, or cause the applicable Seller Party to deliver, to the Buyer (or its designee(s)) the following (together with the documents set forth in Section 3.4.3, 3.4.4 and 3.4.5, collectively, the “Closing Documents”):

3.3.1 Bargain and Sale Deeds with Covenants against Grantor’s Acts, in recordable form conveying title to the Land and Buildings, running to and for the benefit of the Buyer (or its designee(s)), said Deeds to convey good, marketable and insurable title thereto, free from any and all Encumbrances except for Permitted Exceptions;

3.3.2 Bills of Sale, as appropriate, for all other Assets being conveyed hereunder substantially in the form of Exhibit “F”;

3.3.3 Assignment and assumption agreements substantially in the form of Exhibit “G” (the “Assignment and Assumption Agreements”) pursuant to which each Seller shall assign to the Buyer, to the extent assignable, such Seller’s right, title and interest in, to and under all of the Licenses, Patient Agreements, Provider Agreements and Contracts (other than the Buyer Excluded Contracts), and the Buyer shall assume all of the Assumed Liabilities with respect thereto, as provided herein;

3.3.4 An affidavit to the Title Company of the type customarily provided by sellers of real property to induce title companies to insure over or remove certain “standard” or “preprinted” exceptions to title;

3.3.5 An affidavit in the customary form in accordance with the Foreign Investment in Real Property Tax Act;

3.3.6 Vehicle titles and assignments sufficient to transfer title to the vehicles used in the operation of the Businesses to Buyer free and clear of all Encumbrances;

3.3.7 Payoff and release letters from creditors of any Seller, together with UCC-3 termination statements with respect to any financing statements filed against the Business or the Assets, terminating all Encumbrances (including tax liens) on any of the Assets;

3.3.8 Certificates signed by an authorized officer of each of the Seller Parties to the effect that (1) each of the representations and warranties contained in this Agreement are true and correct in all material respects (disregarding any materiality qualifier) as of the Closing with the same effect as if made on and as of the Closing, except for the Fundamental Reps, which shall be true and correct in all respects, and except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date, and (2) the applicable Seller Party has complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement;

3.3.9 Certificates of the Secretary of each of the Sellers (or the general partner or member of such Seller) containing the relevant resolutions authorizing the Sellers to consummate the Transaction, including the execution and delivery of the Closing Documents to which they are a party and all other documents related thereto, and a certificate of good standing of each Seller issued as of a recent date by the applicable Governmental Authority of the state of domestic jurisdiction of such Seller and any other states in which such Seller’s ownership of property or conduct of business requires it to be qualified;

3.3.10 Operations Transfer Agreements substantially in the form of Exhibit “H” to the extent necessary for the Buyer to obtain the Regulatory Approvals; and
3.3.11 Such other instruments and documents as the Buyer reasonably deems necessary, appropriate or desirable to effect the Transaction.
3.4. Items to be Delivered at Closing by the Buyer

.  At the Closing, the Buyer shall pay the following amounts, and execute and deliver to Seller the following Closing Documents:

3.4.1 The Purchase Price in accordance with the terms and provisions contained herein;
3.4.2 The Closing Documents identified in Section 3.3 to which it is a party;

3.4.3 A certificate signed by an authorized officer of the Buyer to the effect that (1) each of the representations and warranties of the Buyer contained in this Agreement is true and correct in all material respects as of the Closing with the same effect as if made on and as of the Closing, except for the representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date and (2) the Buyer has complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement;

3.4.4 A Certificate of the Secretary of the Buyer containing the relevant resolutions authorizing the Buyer to consummate the Transaction, including the execution and delivery of the Closing Documents to which it is a party and all other documents related thereto, and a certificate of good standing of the Buyer issued by the applicable Governmental Authority of the state of domestic jurisdiction of the Buyer as of a recent date; and

3.4.5 Such other instruments and documents as the Sellers reasonably deem necessary, appropriate or desirable to effect the Transaction.
3.5. Possession and Condition

.  Full possession of the Assets is to be delivered by the Seller Parties to Buyer at the Closing, the Assets to be then in the same condition as represented herein, reasonable use and wear and tear thereof excepted and provided that nothing in this Section 3.5 shall relieve the Seller Parties of compliance with their representations, warranties and covenants herein.

ARTICLE IV – Representations and Warranties of the Seller Parties

The Seller Parties hereby jointly and severally represent and warrant to the Buyer that except as set forth in the disclosure schedule delivered by the Seller Parties to the Buyer simultaneously with the execution of this Agreement (the “Sellers’ Disclosure Schedule”):

4.1. Organization and Qualification; Subsidiaries

.  Each of the Seller Parties is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, as the case may be, with full power and authority to own, lease and operate its assets and properties and to carry on the business in which it is engaged, as now conducted.

4.2. Authority

.  Each of the Seller Parties has all requisite power and authority to execute and deliver this Agreement and each of the Closing Documents to which it may be a party and to perform and carry out the provisions of this Agreement and the other Closing Documents to which it is a party and consummate the Transaction.  Each of the Seller Parties’ execution and delivery of this Agreement and the Closing Documents to which it may be a party, and the performance and consummation of the Transaction, have been duly authorized by such Sellers’ sole member, sole shareholder, general partner, board of directors, stockholders and/or members and no other action is required by Law, their respective certificates of incorporation, formation or limited partnership, bylaws, operating agreements, or limited partnership agreements, as the case may be, or otherwise for such authorization.  This Agreement, and, upon the execution and delivery hereof (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto), the Closing Documents to which each of the Seller Parties may be a party, constitute the legal, valid and binding obligations of, and are enforceable against, such Seller Party, as the case may be, in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

4.3. Validity of Contemplated Transactions

.  The authorization, execution and delivery of this Agreement and the Closing Documents to which each of the Seller Parties may be a party and the consummation of the Transaction by each such Seller Party do not and will not, with or without the giving of notice or passage of time or both (a) violate, conflict with or result in the breach of or a default under, any term or provision of or require any notice, filing or consent or impair any rights under (i) except for provisions requiring mortgagee consent, the certificates of incorporation, formation or limited partnership, bylaws, operating agreements, or limited partnership agreement, as the case may be, of the Seller Parties, (ii) except for the Regulatory Approvals and compliance with the HSR Act, any applicable Laws, or (iii) any judgment, decree, writ, injunction, order or award of any arbitrator or Governmental Authority applicable to or binding upon the Seller Parties; (b) conflict with, result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation or impair any rights under any Contract or Permit; or (c) result in the creation or imposition of any Encumbrance on any of the Assets.

4.4. Litigation

. Except as set forth in Section 4.4 of the Sellers’ Disclosure Schedule, there are no claims, actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Seller Parties’ Knowledge, threatened against any Seller before or by any Governmental Authority or other Person,  and, to the Seller Parties’ Knowledge, no basis exists for any such claim, action, suit or proceeding.  There is no injunction, order, judgment, ruling, settlement, stipulation or decree imposed (or, to the Knowledge of the Seller Parties, threatened to be imposed) upon any Seller Parties or any of the Business or the Assets, by any Governmental Authority or other Person (or against Parent with respect to any Business or any Asset).

4.5. Consents; Waivers

.  No Approval is required on the part of any Seller Party in connection with (i) the execution and delivery of this Agreement, or any other agreement or instrument contemplated hereunder (including the Deposit Escrow Agreement and the Closing Documents) by any Sellers Parties, (ii) the compliance by the Seller Parties with any of the provisions hereof or thereof, (iii) the consummation of the Transaction, or (iv) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract, except (w) as set forth in Section 4.5 of the Sellers’ Disclosure Schedule, (x) compliance with the applicable requirements of the HSR Act and (y) the Regulatory Approvals.

4.6. Financial Statements

.  The Sellers have made available to the Buyer copies of the audited, to the extent available, and unaudited statement of operations of each of the Sellers, reflecting the operation of the Businesses by the Sellers for the years ended December 31, 2012, December 31, 2013 and December 31, 2014 and for each calendar month between December 31, 2014 and the date of this Agreement (such audited and unaudited statements, including the related notes and schedules that apply to the Sellers, are referred to herein as the “Financial Statements”, which term shall include, from and after the date of this Agreement, any and all Interim Financial Statements delivered to the Buyer in accordance with Section 6.14).  Except as disclosed in Section 4.6 of the Sellers’ Disclosure Schedule and except as otherwise indicated in the notes thereto, each of the Financial Statements is (a) complete and correct in all material respects, (b) is in accordance with the books and records of the Sellers, (c) has been prepared by the Sellers in accordance with GAAP or IFRS, as applicable, consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (d) presents fairly in all material respects the financial condition and results of operations of each of the Sellers for the periods indicated therein.  The books of account and other records (financial and otherwise) of each Seller, the Businesses are complete and correct in all material respects and are maintained in accordance with good business practices and are accurately reflected on the Financial Statements or the notes thereto.

4.7. Absence of Certain Changes or Events

.  Except as expressly contemplated by this Agreement or as set forth in Section 4.7 of the Sellers’ Disclosure Schedule, since the December 31, 2014:

4.7.1 the Sellers have conducted their respective businesses only in the ordinary course of business, consistent with past practices;
4.7.2 there has been no damage, distribution or loss, whether or not covered by insurance, materially adversely affecting any Business or the Assets;
4.7.3 there has not been any forgiveness, cancellation or waiver of any material rights of any Seller Party (with respect to the Businesses or the Assets) under any Contract;

4.7.4 except to the extent reflected on the Financial Statements or arising in the ordinary course after such date, none of the Sellers has any Liabilities, or knows of a reasonable basis therefor related to or arising from the operation of any Business or the ownership, possession or use of the Assets through the Closing Date, other than those incurred in the ordinary course of its business on terms and conditions and in amounts consistent with past practices; and

4.7.5 there has not been any act or omission by the Sellers that, if taken during the period from December 31, 2014 through the date of this Agreement without Buyer’s consent, would constitute a breach of Section 6.1.1.

4.8. Compliance With Laws; Permits

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4.8.1 The Sellers and the Business are in compliance in all material respects with all Laws applicable to the Sellers, the Assets, the Business and any of their businesses or operations (other than Environmental Laws, which are subject to Section 4.13, and ERISA, employee benefits and labor laws, which are subject to Section 4.12).  The Sellers hold all Licenses and Provider Agreements which are required to conduct their businesses (including the operation of the Businesses) as presently conducted, including, without limitation, any applicable licenses with State Licensure Authorities, any federal Drug Enforcement Administration or state controlled substance permits or authorizations and the Sellers’ respective Medicare and Medicaid Provider Agreements (all of the foregoing, collectively, “Permits”); provided,  however, that any representation made hereunder with respect to licenses under Environmental Laws is subject to the qualifications provided in Section 4.13.  Section 4.8.1 of the Sellers’ Disclosure Schedule, sets forth (i) a list and description of each Permit and any waivers in respect thereof, copies of which have been made available to the Buyer, and (ii) the accreditation of each Business, copies of which have been made available to the Buyer.  All of the Permits are in full force and effect and valid and enforceable in accordance with their respective terms and there are no disputes thereunder.  The Sellers are in compliance in all material respects with the terms of all Permits and no event, occurrence, or condition now exists, or upon the consummation of the Transaction will exist which, with the giving of notice or the lapse of time or both would give rise to a default thereunder on the part of the Sellers or, to the Seller Parties’ Knowledge, any other party thereto or would give rise to the right of any party or parties thereto to cancel or terminate thereunder.  None of the Sellers or any of their respective Affiliates, has received written notice or has Knowledge that a Governmental Authority is considering the amendment, termination, revocation or cancellation of any Permit.  Except as set forth in Section 4.8.1 of the Sellers’ Disclosure Schedule, none of the Permits shall be rescinded, revoked, terminated or suspended as a result of the consummation of the Transaction provided the applicable consent, waiver or approval set forth in Section 4.5 of the Sellers’ Disclosure Schedule is obtained.  None of the Seller Parties has received written notice to the effect that a Governmental Authority claimed or alleged that a Seller or any Business was not in compliance with all Laws applicable to such Seller or Business and which has not been resolved to the satisfaction of such Governmental Authority.  Sellers have not taken any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor or scope of any Permit other than non-material alterations effected in the ordinary course of business.

4.8.2 Each Seller and each of the Businesses are in material compliance with the terms and provisions of all Provider Agreements.  Except as set forth in Section 4.8.2 of the Sellers’ Disclosure Schedule, none of the Sellers nor any of the Businesses are in violation of, nor has violated within the past three (3) years, the Medicare and Medicaid provisions of the Social Security Act, the anti-kickback provisions of the Social Security Act, the Stark anti referral provisions of the Social Security Act, the False Claims Act, the Civil Monetary Penalty Law of the Social Security Act, The Health Insurance Portability and Accountability Act of 1996 (each as codified in the United States Code), or the applicable record keeping or other Laws of the U.S. Department of Health and Human Services or applicable State Licensure Authorities.  No Seller is subject to a denial of payment for new admissions with respect to any Facility as a result of its most recently received survey with no opportunity to correct.  No Facility is designated as a “Special Focus Facility” (as such term is defined by the Centers for Medicare and Medicaid Services Special Focus Facility Program).

4.8.3 The licensed bed capacity of each Facility is as set forth in Section 4.8.3 of the Sellers’ Disclosure Schedules, and the actual bed count operated at each Facility is as set forth in Section 4.8.3 of the Sellers’ Disclosure Schedules.  No Seller has applied to reduce the number of licensed or certified beds of any Facility or to move or transfer the right to any and all of the licensed or certified beds of any Facility to any other location or to amend or otherwise change any Facility and/or the number of beds approved by the state health department or equivalent (or any subdivision) or other applicable state licensing agency, and there are no proceedings or actions pending or contemplated to reduce the number of licensed or certified beds of any Facility.

4.8.4 The Permits (i) have not been (A) transferred to any location or (B) pledged as collateral security unless such pledge will be released at Closing, (ii) are held free from restrictions or known conflicts that would materially impair the use or operation of any Business as intended, and (iii) are not provisional, probationary, or restricted in any way, except in instances where a Governmental Authority has issued a provisional, probationary or restricted license, permit or certification in the ordinary course pending issuance of a final license, permit or certification as set forth in Section 4.8.4 of the Sellers’ Disclosure Schedules.

4.8.5 No Seller Party is, to Seller Parties’ Knowledge, a target of, and no Seller Party is a participant in, or subject to any action, proceeding, suit, audit, investigation or sanction by any Governmental Authority or any other administrative or investigative body or entity or any other third party payor or any resident (including, without limitation, whistleblower suits, or suits brought pursuant to federal or state False Claims Acts, and Medicare/State fraud/abuse laws, but excluding medical malpractice claims and other civil liability lawsuits for which the applicable Facility is maintaining insurance coverage in the ordinary course of business) which would reasonably be expected to result, directly or indirectly or with the passage of time in a Sellers’ Material Adverse Effect.

4.8.6 Other than the Medicare and Medicaid programs, no Seller Party is a participant in any federal, state or local program whereby any federal, state or local government or quasi-governmental body, or any intermediary, agency, board or other authority or entity may have the right to recover funds with respect to any Business by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).  No Seller Party has received written notice of any violation of, and to Seller Parties’ Knowledge there is no violation of, applicable antitrust laws by any Seller Party in connection with any Business.

4.8.7 Each Seller’s private payor, Medicare, Medicaid and/or managed care company, insurance company or other third-party insurance accounts receivable with respect to any Business is free of any Liens, and no Seller has pledged any of its receivables as collateral security for any Indebtedness except for pledges to be released at Closing.

4.9. Fraud and Abuse Matters

.  Except as set forth in Section 4.9 of the Sellers’ Disclosure Schedule, none of the Sellers, nor any of the officers, employees, or, to the Seller Parties’ Knowledge, agents of the Sellers, and none of the persons who provide professional services under agreements with the Sellers have engaged in any activities which are prohibited, or are cause for civil penalties, exceeding $10,000.00 or mandatory or permissive exclusion from Medicare or Medicaid, under Title 42 of the United States Code (“Title 42”) or Title 31 of the United States Code, or the regulations promulgated pursuant to such Laws or related state or local

Laws or which are prohibited by any private accrediting organization from which any of the Sellers seeks or has accreditation or by generally recognized professional standards of care or conduct, including, but not limited to, the following activities:

4.9.1 making or causing to be made a false statement or representation of a fact in any application for any benefit or payment;
4.9.2 making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment;

4.9.3 presenting or causing to be presented a claim for reimbursement under Medicare, Medicaid or other federal or state health care program that is (i) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, (ii) for an item or service that the Person presenting knows or should know that the claim is false or fraudulent, or (iii) for an item or service that the Person presenting knows or should know is not medically necessary;

4.9.4 offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other federal or state health care program, or (ii) in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program; or

4.9.5 making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) or a fact with respect to (i) the conditions or operations of a Business in order that the Business may qualify for Medicare, Medicaid or other federal or state health care program certification, or (ii) information required to be provided under Section 1320a 3a of Title 42.

4.10. Medicare/Medicaid Participation

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4.10.1 None of the Sellers, nor any of the Sellers’ employees, officers or, to the Seller Parties’ Knowledge, contractors, has been excluded or debarred from participation under the Medicare program, other federal health care program (including, without limitation, the Veteran’s Administration or TRICARE f/k/a CHAMPUS), the Medicaid program or a state health care program as defined in Section 1320a 7 of Title 42 or any regulations promulgated thereunder (“State Health Care Program”);

4.10.2 None of the Sellers, nor any of the Sellers’ employees, officers or, to the Seller Parties’ Knowledge, contractors, has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the following categories of offenses as described in

Section 1320a 7(a) and (b) or any regulations promulgated thereunder, including but not limited to the following:
(a) Criminal offenses relating to the delivery of an item or service under Medicare, other federal health care program, Medicaid, or any State Health Care Program;
(b) Criminal offenses under any Law relating to neglect or abuse in connection with the delivery of a health care item or service;

(c) Criminal offenses under any Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency;

(d) Any Law relating to the interference with or obstruction of any investigation into any criminal offense described in (i) through (iii) above;
(e) Criminal offenses under any Law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance; or
(f) Any offense which would permit the exclusion of any Business from a government program.
4.11. Medicare and Medicaid Cost Reports

.  All cost reports required to be filed by the Sellers with respect to their respective Businesses under Title 42 or any other applicable Law or private provider regulations (“Cost Reports”) have been prepared and filed in good faith in accordance with applicable Laws and are true, correct and complete in all material respects (and true and complete copies of such reports for the past three (3) fiscal years have been made available to the Buyer), and the Sellers have paid, or made provision to pay through proper recordation of any net liability all amounts set forth in any “Notices of Program Reimbursement” received from the Medicare and Medicaid programs and tentative settlements for periods ended prior to December 31, 2014.  Section 4.11 of the Sellers’ Disclosure Schedule sets forth (a) the years and the Businesses for which Cost Reports remain to be settled or for which the statute of limitations has not yet expired (including, without limitation, the Businesses and years for which Cost Reports are subject to reopening) and (b) a description of all pending appeals for Medicare or Medicaid Cost Reports and the issues relevant thereto.  None of the Businesses is subject to a pending, or to Seller Parties’ Knowledge, threatened recoupment claim for services provided by the Businesses.

4.12. Employee Benefits and Labor Matters.

4.12.1 Section 4.12.1 of the Sellers’ Disclosure Schedule contains, as of the date indicated thereon, (a) a complete and correct list, categorized by the location where employed, of the name, position, employer, current rate of compensation of each current employee (including bonuses, commissions, and deferred compensation), classification of status as exempt/non-exempt, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) of the Sellers, together with a description of any accrued vacation days, or other specific arrangements, benefits, or rights concerning such employees, including without limitation, all bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to such employee as a result of the Transaction and (b) a complete and correct list, categorized by Business, of individuals who are currently performing services for the Sellers related to the Businesses including individuals who are classified as consultants or independent contractors, provided that such Section 4.12.1 of the Sellers’ Disclosure Schedule may be updated within five (5) Business Days of the date of this Agreement which, if approved by Buyer (which approval shall not be unreasonably withheld) shall have the same effect as if such update had been provided on the date of this Agreement.

4.12.2 Section 4.12.2 of the Sellers’ Disclosure Schedule sets forth a correct and complete list of:  (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and (b) all other employee benefit plans, policies, agreements, arrangements, understandings, practices, or commitments, including, all payroll practices, employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements, whether formal or informal, firm or contingent, written or oral, which cover the current or former employees, officers, directors or consultants of any of the Sellers (collectively, the “Benefit Plans”).

4.12.3 Except as set forth in Section 4.12.3 of the Sellers’ Disclosure Schedule, the Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

4.12.4 The Benefit Plans intended to qualify under Section 401 or for other tax favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code (collectively, the “401(k) Plans”) are subject to favorable determination letters issued by the Internal Revenue Service with respect to their form, or the applicable Sellers are entitled to rely upon an opinion or advisory letter from the Internal Revenue Service with respect to the qualification of such Benefit Plan.  To the Knowledge of the Sellers, no event has occurred with respect to the operation of the Benefit Plans that reasonably could be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

4.12.5 All contributions required to be made to each Benefit Plan by the Seller Parties prior to the Closing Date have been or will be completely and timely made on or before the Closing Date.

4.12.6 There are no pending or, to the Knowledge of the Sellers, threatened audits, investigations, actions, claims or lawsuits arising from or relating to the Benefit Plans (other than routine benefit claims).

4.12.7 Except as set forth in Section 4.12.7 of the Sellers’ Disclosure Schedule, none of the Benefit Plans provide for post-employment life or health coverage 23 for any employee of the Sellers or any beneficiary of an employee, officer, director, or consultant of the Sellers, except as may be required under COBRA.  The Sellers and all ERISA Affiliates have complied in all material respects with the requirements of COBRA.

4.12.8 Except as set forth in Section 4.12.8 of Sellers’ Disclosure Schedule, no Benefit Plan is a multiemployer plan as defined in Section 3(37) of ERISA to which any of the Sellers, or any of their respective ERISA Affiliates has, or within the last six years had, an obligation to contribute, or with respect to which the Sellers, or the ERISA Affiliates has participated, subscribed or maintained.

4.12.9 Except as set forth in Section 4.12.9 of the Sellers’ Disclosure Schedule, none of the Sellers has entered into any employment or severance contract or agreement with any consultant, independent contractor, or employee in connection with the operations of the Businesses, or entered into any arrangement or understanding, whether informal or formal, written or unwritten, with any labor union, except for employment arrangements which, by their terms, will not continue past the Closing Date.

4.12.10 Except as set forth in Section 4.12.10 of the Sellers’ Disclosure Schedule (a) none of the Sellers’ employees is represented in his or her capacity as an employee of such Seller by any labor organization, (b) no Seller has recognized any labor organization, nor has any Seller entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agreement of any employees of the Sellers, nor is any Seller a party to or bound by any collective bargaining agreement or union contract, and there is no pending or, to the Seller Parties’ Knowledge, threatened labor dispute, strike, slowdown or work stoppage against any of the Sellers, and each Seller has not, and has no Knowledge that any of its employees or representatives have, committed any unfair labor practice, and there is no pending or, to the Seller Parties’ Knowledge, threatened charge or complaint against any of the Sellers at the National Labor Relations Board or any comparable government entity, (c) as of the date of this Agreement, no labor organization has made a demand for recognition or any other request or demand for representative status with respect to any person employed by the Sellers, or filed a petition with any regional office of the National Labor Relations Board to represent any employees of the Sellers as, or been elected as, the collective bargaining agent or any employees of the Sellers, and (d) there are no violations of any labor related Law, strikes, work stoppages, lockouts, arbitrations, grievances or other labor disputes involving the employees of the Sellers pending or, to the Seller Parties’ Knowledge, threatened or alleged.  The Sellers are in compliance, in all material respect, with all Laws relating to the employment of their respective employees, including all such Laws relating to wages, hours, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, equal opportunity, disability accommodation, leaves of absence, civil rights, safety and health, workers’ compensation, unemployment compensation, severance, employee policies, handbooks or manuals and the collection and payment of withholding and social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any of the Sellers since January 1, 2014.

4.13. Environmental Matters

.  Except as set forth in Section 4.13 of the Sellers’ Disclosure Schedule and in any Phase I reports obtained by or made available to the Buyer with respect to any Facility:

4.13.1 None of the Sellers has received written notice that the Businesses, the Assets and operations of the Sellers are not in material compliance with all Environmental Laws and Environmental Permits.

4.13.2 All Environmental Permits for the Businesses and the Assets of the Sellers as they are currently being operated are in full force and effect, and there are no proceedings pending or, to the Seller Parties’ Knowledge, threatened that seek to impose fines or penalties associated with any violation of or non-compliance with any terms or conditions of the Environmental Permits or to revoke or prevent renewal of such Environmental Permits.

4.13.3 None of the Sellers has received written notice of or, to the Seller Parties’ Knowledge, are otherwise subject to any pending claim, action, suit, investigation, or proceeding relating to any violation of, non-compliance with, or any investigation, Release, corrective action, remediation or monitoring of Hazardous Materials under, any Environmental Law.

4.13.4 To the Seller Parties’ Knowledge, there has been no Release of Hazardous Materials at or from the Real Property that could give rise to any liability under Environmental Laws.

4.13.5 To the Seller Parties’ Knowledge, except as disclosed in the environmental site assessment reports referred to in Section 4.13 of the Sellers’ Disclosure Schedule, there are no (a) underground storage tanks, (b) landfills, (c) surface impoundments, (d) asbestos containing materials, (e) lead based paint, or (f) polychlorinated biphenyls located on any of the Real Property.

4.13.6 To the Seller Parties’ Knowledge, none of the Sellers has, contractually, by operation of any Environmental or other Law or otherwise, assumed or succeeded to any environmental Liabilities of any predecessor Real Property owner.

4.13.7 For purposes of this Agreement:

(a) “Environmental Laws” means any and all applicable U.S., State, local or foreign Laws, including the common law, regulations, codes, rules and ordinances pertaining to protection of human health and safety (to the extent arising from exposure to Hazardous Materials) or to the environment (including, without limitation, any generation, use, storage, treatment, transportation, or Release of Hazardous Materials into the environment).

(b) “Environmental Permits” means any and all Permits required under Environmental Laws.
(c) “Hazardous Materials” means any chemical, substance, waste, pollutant, or contaminant that is regulated under any Environmental Law, including, asbestos 25 containing materials and polychlorinated biphenyls, and petroleum hydrocarbons, petroleum products, crude oil and natural gas.

(d) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, dumping, or disposing of any Hazardous Materials into the environment.

4.13.8 Notwithstanding the generality of any other representations or warranties contained in this Agreement, this Section 4.13 will be deemed to contain the only representations and warranties of the Sellers in this Agreement with respect to environmental matters or Environmental Laws.

4.14. Material Contracts

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4.14.1 Section 4.14.1 of the Sellers’ Disclosure Schedule lists all of the following Contracts, other than a Contract which is a Benefit Plan (collectively, the “Material Contracts”):
(a) Hospital transfer agreements, medical director agreements, and Provider Agreements,
(b) Contracts for the Lease of Real Property,

(c) Contracts with any current or former executive officer of the Sellers, director, shareholder, Affiliate, or other related Person of any of the Sellers, including any direct or indirect shareholder of any Affiliate thereof;

(d) Contracts with any labor union or association representing any employee of the Sellers;

(e) Contracts for the sale of any of the Assets other than in the ordinary course of business consistent with past practice or for the grant to any Person of any right of first refusal, purchase option for other preferential rights to purchase any of the Assets, where such Assets have a value greater than $50,000.00 in the aggregate;

(f) Contracts for partnerships, licensing arrangements, or sharing of profits or proprietary information, and any confidentiality agreements;

(g) Contracts executed within the last three years (including, without limitation, rights of first refusal, purchase options or other preferential rights) relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Sellers of any operating business or material assets or the capital stock of any other Person;

(h) any Contract with any Governmental Authority;
(i) any Contract with respect to the discharge, storage or removal of Hazardous Materials;

(j) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness, guaranteeing any Liabilities of another Person, or imposing an Encumbrance on any of the Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(k) all Contracts expressly requiring payments in excess of $50,000.00 in the aggregate during any twelve (12) month period or which are not cancellable upon thirty (30) days prior notice;
(l) Contracts providing for severance, retention, change in control or other similar payments;
(m) Brokerage agreements or tenant representation agreements affecting the Real Property;

(n) Contracts containing any covenant limiting the freedom of (x) any Seller to (a) engage in any line of business or in any geographical area, (b) compete with any Person or (c) to solicit or hire any Person or (y) any other Person to (a) engage in any line of business or in any geographical area that is competitive with the business of such Seller or (b) to solicit or hire any Person that is or was an employee of such Seller;

(o) Contracts with any third party payor;

(p) Contracts for licensing arrangements (including software licenses to the extent that any Seller has retained copies of such licensing documents, but excluding license agreements for commercial off-the-shelf software) or sharing of proprietary information, and any confidentiality agreements;

(q) Contracts under which any Seller has made advances or loans to any other Person;
(r) Settlement agreements, stipulations or similar agreements to which any Seller or Business is subject;

(s) Contracts for capital expenditures exceeding $50,000 relating to any Facility, and any agreements, obligations or commitments for future capital expenditures relating to any Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets; and

(t) All other Contracts that Sellers, in their reasonable judgment, deem material to the operation of any Business.

4.14.2 Except as set forth in Section 4.14.2 of the Sellers’ Disclosure Schedule, (a) each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception, (b) no Seller is in default under any Material Contract, nor, to the Seller Parties’ Knowledge, is any other party to any Material Contract in default thereunder, (c) no event, occurrence, condition or act now exists or, upon the consummation of the Transaction will exist which, with the giving of notice or the lapse of time or both, would give rise to a default under any Material Contract on the part of any of the Sellers or, to the Seller Parties’ Knowledge, any other party thereto, or would give rise to the right of any party or parties thereto to cancel or terminate thereunder, (d) no party to any of the Material Contracts has exercised any termination rights with respect thereto, or notified any of the Sellers of an intent to so exercise, and no party has given notice of any dispute with respect to any Material Contract, and (e) no consent or approval of any party or parties to any Material Contract is required for the consummation of the Transaction.  The Sellers have made available to the Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.14.3 All account debtors under the Material Contracts, including, without limitation, all payors under the Provider Agreements, either (a) directly deposit payments into direct deposit accounts (“Direct Deposit Accounts”) or (b) remit payments to the address of the applicable Business, as the case may be, payable to the respective Seller or to the name set forth in Section 4.14.3 of the Sellers’ Disclosure Schedule.  Section 4.14.3 of the Sellers’ Disclosure Schedule sets forth a true, complete and correct list of all of the Sellers’ Direct Deposit Accounts, including the account numbers and signatories thereto, and, except for such Direct Deposit Accounts, there are no accounts into which the payors under the Provider Agreements directly deposit payments thereunder.

4.14.4 Specimen resident admission agreements for each Facility (the “Resident Contracts”) have been provided to the Buyer.  To Sellers’ Knowledge, no Resident Contract deviates in any material respect from such standard forms except in the ordinary course of business.  To Sellers’ Knowledge, all residents of the Facilities have executed Resident Contracts.

4.15. Real Estate

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4.15.1 Section 4.15.1 of the Sellers’ Disclosure Schedule, contains a complete list of all Real Property (including the address, description and owner of such Real Property) and the Seller Title Insurance Policies with respect to the property constituting the Real Property (other than with respect to the Premier Therapy Lease), true and complete copies of which have been made available to the Buyer.  Each of the Sellers that owns real property has good and marketable fee title to its respective Land and Buildings, free and clear of all Encumbrances of any nature whatsoever, except (a) those Encumbrances set forth in the title reports listed in Section 4.15.1 of the Sellers’ Disclosure Schedule, and (b) Permitted Exceptions, and upon the consummation of the Transaction at the Closing, the Buyer shall have good and marketable fee title to the Land and Buildings, free and clear of all Encumbrances of any nature whatsoever, except (i) Permitted Exceptions and (iii) any Encumbrances created or approved in writing by the Buyer.  Premier Therapy has a valid and enforceable leasehold interest in the premises leased pursuant to the Premier Therapy Lease (the “Leased Property”), and the Premier Therapy Lease is in full force and effect.  The Real Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the Businesses and which are necessary for the continued operation of the Businesses as they are currently operated, except to the extent certain services are provided to the Businesses by Affiliates of Sellers from other locations.  No portion of the Real Property is subject to any leases, rights of first refusal, or options to purchase that will remain in effect after Closing.

4.15.2 (a) All certificates of occupancy necessary for the current use and operation of the Land and Buildings have been issued and, except as set forth in Section 4.15.2 of Sellers’ Disclosure Schedule, contain no limitations or restrictions on the current use thereof.  All certificates of occupancy necessary for the current use and operation of the Leased Property have been issued.  No certificate of occupancy for the Real Property is a temporary certificate of occupancy, each of the same is in full force and effect, and no party has received any notice of any violation thereunder.  (b) The Real Property complies in all material respects with the Americans with Disabilities Act of 1990, as amended, and all fire safety and physical plant requirements of the Life Safety Code of the National Fire Protection Association - 1985 edition, that are applicable to a skilled nursing facility pursuant to 42 CFR § 483.70, and there are no waivers of any violations thereof.

4.15.3 There is no (a) pending or, to the Seller Parties’ Knowledge, contemplated eminent domain, condemnation or similar proceeding or conveyance in lieu thereof affecting all or any portion of the Real Property, or (b) pending or, to the Seller Parties’ Knowledge, contemplated proceeding to change or redefine the zoning classification of all or any portion of the Real Property.

4.15.4 Except as set forth in Section 4.15.4 of the Sellers’ Disclosure Schedule, none of the Sellers owns or holds any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.15.5 To the Seller Parties’ Knowledge, the Real Property complies in all material respects with all Laws applicable to the Real Property and none of the Sellers has received notice from any Governmental Authority of any material violation of any Law applicable to the Real Property which remains outstanding.

4.15.6 There are no pending or, to Seller Parties’ Knowledge, threatened requests, applications or proceedings to alter or restrict the zoning of the Real Property.
4.16. Vehicles

.  None of the Sellers owns or leases (whether by capital lease or otherwise) any automobiles, vans, buses or other motor vehicles, other than those listed in Section 4.16 of the Sellers’ Disclosure Schedule.

4.17. Inventory

.  Each of the Sellers maintains at the offices of their respective Business an adequate supply of inventory, supplies, linens, medicine, foodstuffs and other similar items as may be necessary for the proper operation thereof and in compliance, in all material respects, with all applicable Laws.

4.18. Deposits and PNAs

.  Any and all Deposits and PNAs held, maintained or administered by or on behalf of the Sellers or the Businesses have been, and presently are, held, maintained or administered in material compliance with all applicable Laws.  In respect of each Business, all Deposits and PNAs of residents at each Facility are held by the applicable Seller.

4.19. Tangible Personal Property

.

4.19.1 Each of the Sellers owns or leases all Personal Property necessary for the operation of the Businesses, as the case may be, as now conducted.  All such items of Personal Property which, individually or in the aggregate, are material to the operation of the Businesses are in good condition and in a state of good maintenance and repair (except for ordinary wear and tear and repairs that are not material in nature or cost) and are suitable for the purposes used.

4.19.2 Section 4.19.2 of the Sellers’ Disclosure Schedule, sets forth all leases of Personal Property (“Personal Property Leases”) involving annual payments in excess of $50,000.00 relating to Personal Property used in connection with operating the Businesses or by which any of the Assets is bound.  All of the items of Personal Property that are material to the operation of the Businesses that are provided pursuant to the Personal Property Leases are in good condition and repair (except for ordinary wear and tear and repairs that are not material in nature or cost) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.  The Sellers have made available to the Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

4.19.3 Each of the Sellers has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to the Bankruptcy and Equity Exception.  Each of the Personal Property Leases is in full force and effect and no Seller has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Personal Property Leases and, to the Seller Parties’ Knowledge, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.20. Insurance

.  Section 4.20 of the Sellers’ Disclosure Schedule, sets forth a correct and complete list of all insurance policies (including information on the scope and amount of the coverage provided thereunder) maintained by the Sellers or any of their respective Affiliates and applicable to the Businesses excluding policies that are Benefit Plans (the “Policies”), each of which is in full force and effect.  Except as set forth in Section 4.20 of the Sellers’ Disclosure Schedule, there are no outstanding claims for losses in excess of $500,000.00 made under any Policy or self-insurance arrangement of any Seller currently in effect with respect to the Businesses.  The Policies (a) have been issued by insurers which to the Seller Parties’ Knowledge, are reputable and financially sound, and (b) provide coverage for the operations conducted by the

Sellers of a scope and coverage consistent with customary practice in the industries in which the Sellers operate.  All insurance premiums currently due with respect to the Policies have been paid and none of the Sellers is otherwise in default with respect to any such Policy.  None of the Sellers has received written notice of cancellation or non-renewal of any Policy.  None of the Sellers is in material breach or default, and none of the Sellers has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies, except as set forth in Section 4.20 of the Sellers’ Disclosure Schedule.

4.21. Brokers and Other Advisors

.  Except for Key Bank, the fees and expenses of which will be paid by the Sellers or their Affiliates, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transaction based upon arrangements made by or on behalf of any of the Seller Parties or any of their Affiliates.

4.22. Non Foreign Status of the Sellers

.  None of the Sellers is a “foreign person” as defined by Section 1445 of the Code.

4.23. Intellectual Property

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4.23.1 Section 4.23.1 of the Sellers’ Disclosure Schedule Contains a correct, current, and complete list of all (A) Sellers’ Intellectual Property that is subject to any issuance, registration, application or other filing with any governmental entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”) and (B) all other Sellers’ Intellectual Property used in the Sellers’ Business.

4.23.2 For purposes of this Agreement, “Sellers’ Intellectual Property” means any or all of the following, which are owned by Sellers or used in connection with the Business, and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable, throughout the world:  (i) copyrights, works of authorship and derivative works, websites and website content, written materials in any form, marketing and sales materials, and brochures; (ii) trade names, trade dress and trade styles, logos, common law trademarks and service marks, and all goodwill of the business associated with the foregoing excluding the trade name and trade dress of or for Parent or otherwise related to Revera, Inc. or its Affiliates (excluding the Businesses); (iii) databases, data structures and data collections; (vi) all web addresses, sites, domain names excluding those related to Parent or otherwise related to Revera, Inc. or its Affiliates (excluding the Businesses); (iv) computer software, object code, source code, interfaces, scripts, software documentation excluding proprietary operational protocols and related software, which are included as Excluded Assets; (v) patents and applications therefor, including without limitation, the right to claim priority and the right to any continuation, division, or substitute application thereof and the right to any reissue, restoration, extension or reexamination of any patent thereof, improvements, amendments, renewals, and reissues of the same; (vi) inventions and discoveries, invention disclosures, trade secrets, proprietary information, know-how, technical data, confidential business information; (vii) any similar corresponding or equivalent rights to any of the foregoing;

(viii) any and all applications or registrations for any of the foregoing; (ix) any and all rights under any license or other contract pertaining to any of the foregoing, regardless of ownership; and (xi) all documentation related to and/or reflective of any of the foregoing.

4.23.3 Each of the Sellers is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, each of the components of the Sellers’ Intellectual Property used in connection with the operation of their respective Business.  The use or other commercial exploitation of the Sellers’ Intellectual Property by the Sellers, does not infringe, constitute an unauthorized use of or misappropriate any intellectual property rights of any Person.  None of the Sellers is a party to or the subject of any pending or threatened suit, action, investigation or proceeding which involves a claim (i) against any of the Sellers, of infringement, unauthorized use, or violation of any intellectual property rights of any Person, or challenging the ownership, use, validity or enforceability of any Sellers’ Intellectual Property, or (ii) contesting the right of any of the Sellers to use, sell, exercise, license, transfer or dispose of any Sellers’ Intellectual Property.  None of the Sellers have received written notice of any such threatened claim nor are there any facts or circumstances that could form the basis for any claim against any of the Sellers of infringement, unauthorized use, or violation of any intellectual property rights of any Person, or challenging the ownership, use, validity or enforceability of any Sellers’ Intellectual Property.

4.23.4 To the Seller Parties’ Knowledge, no Person (including any current or former employee of any of the Sellers) is infringing, violating, misappropriating or otherwise misusing any Sellers’ Intellectual Property, and none of the Sellers has made any such claims against any Person (including employees and former employees of any of the Sellers) nor, to the Seller Parties’ Knowledge, is there any basis for such a claim.

4.23.5 No trade secret or any other non-public, proprietary information material to the operation of any Business as presently conducted has been authorized to be disclosed or has been actually disclosed by any of the Sellers to any employee of the Sellers or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Sellers’ Intellectual Property.  Each of the Sellers has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all trade secrets and any other confidential information of such Seller.

4.24. Tax Matters

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4.24.1 Sellers have duly filed all foreign, federal, state and local Tax Returns required to be filed by Sellers on or prior to the date of this Agreement, and they have paid all Taxes that have become due pursuant to such Tax Returns and reports or pursuant to any assessment received by Sellers.

4.24.2 None of the Sellers has any unpaid liability for Tax (other than properly accrued current Taxes) of any kind for which Buyer may become liable, or that could result in a lien upon any of the Assets.

4.24.3 All Tax Returns filed by Sellers are true, complete and correct in all material respects.

4.24.4 Each Seller (i) has paid or will pay properly and timely to the appropriate Taxing Authority all payroll, unemployment and similar Taxes due from such Seller on or before the Closing Date, (ii) has withheld or will withhold properly and has timely paid or will timely pay to the appropriate Taxing Authority all other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party with respect to the Businesses, and (iii) has complied with all information reporting, backup withholding and Tax Return requirements, including maintenance of required records with respect thereto, in connection with any such amounts.

4.24.5 There are no proceedings or other actions pending or to the Knowledge of Sellers threatened, for the assessment and collection of additional Taxes of any kind for any period for which Tax Returns have or were required to have been filed.  None of Sellers has agreed to extend the time or waive the applicable limitations period for the assessment of any deficiency or adjustment for any taxable year.

4.24.6 No claim has ever been made by a Taxing Authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction, and to Sellers’ Knowledge, there is no basis for such claim.

4.24.7 None of the Assets constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Assets is subject to a lease, safe harbor lease or other arrangement as a result of which any Seller would not be treated as the owner for federal income tax purposes.

4.25. Intentionally Omitted.

4.26. Resident and Patient Records.  All resident records and other relevant records of each Business used or developed in connection with such Business (collectively, the “Resident Records”) have been maintained substantially in accordance with all applicable Laws governing the preparation, maintenance confidentiality, transfer and/or destruction of such records.

4.27. OFAC

4.28. .  No Seller Party nor any of its officers, directors, managers, principals or affiliates nor any of its brokers or any agents acting or benefiting in any capacity in connection with this Transaction (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“OFAC Order”), (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the OFAC Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order, (c) is owned or controlled by, or acts for or on behalf of any individual or entity on any of the lists maintained pursuant to the OFAC Order or other Laws or Orders, (d) is engaged in activities prohibited in the OFAC Order or other Laws or Orders, (e) has been determined by competent authority to be subject to any of the prohibitions contained in the OFAC Order or other Laws or Orders, (f) is in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the OFAC Order or other Laws or Orders, or (g) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

4.1. Resident Census Information.  The Owner Operator Sellers and the Operator Sellers have delivered to the Buyer true, correct and complete Resident Census Information for each Facility’s last three (3) fiscal years and current year-to-date broken out by month.

4.29. No Other Representations or Warranties

.  Except for the representations and warranties contained in this Article IV (including the related portions of Sellers’ Disclosure Schedule), no Seller Party has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer (including any information, documents or material made available to Buyer in the Data Room or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V – Representations and Warranties of Buyer

The Buyer represents and warrants to the Sellers that except as set forth in the disclosure schedule delivered by the Buyer to the Sellers simultaneously with the execution of this Agreement (the “Buyer’s Disclosure Schedule”):

5.1. Organization and Qualification

.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of domestic jurisdiction with full power and authority to own its properties and to carry on its business as now conducted.

5.2. Authority

.  The Buyer has all requisite power and authority to execute and deliver this Agreement and the Closing Documents to which it may be a party to perform and consummate the Transaction.  Buyer’s execution and delivery of this Agreement and the Closing Documents to which it may be a party and the performance and consummation of the Transaction have been duly authorized by the Buyer’s governing body, and no other action is required by Law, its organizational documents or otherwise for such authorization.  This Agreement and, upon the execution and delivery thereof (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto), the Closing Documents constitute the legal, valid and binding obligation of, and is enforceable against, the Buyer in accordance with its terms, except that such enforceability may be limited by, and is subject to, the Bankruptcy and Equity Exception.

5.3. Validity of Contemplated Transactions

.  The authorization, execution and delivery of this Agreement and the Closing Documents to which it may be a party and the consummation of the Transaction by the Buyer, does not and will not, with or without the giving of notice or passage of time or both (a) violate, conflict with or result in the breach of any term or provision of or require any notice, filing or consent under (i) the organizational documents of the Buyer, (ii) except for the Regulatory Approvals and compliance with the HSR Act, any Laws applicable to the Buyer, or (iii) any judgment, decree, writ, injunction, order or award of any arbitrator, or Governmental Authority or agency binding upon the Buyer; or (b) conflict with, result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any contract to which the Buyer is a party or by which any of its properties may be bound.

5.4. Litigation

.  There are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Buyer’s Knowledge, threatened against the Buyer before or by any Governmental Authority, and, to the Buyer’s Knowledge, no basis exists for any such action, nor is there any injunction, order judgment, ruling, settlement, stipulation or decree imposed (or, to the Knowledge of the Buyer, threatened to be imposed) upon the Buyer by any Governmental Authority.  As of the date hereof, there is no transaction under consideration or pending by Buyer or any of its Affiliates that would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

5.5. Consents; Waivers

.  No Approval is required on the part of the Buyer in connection with (i) the execution and delivery of this Agreement, or any other agreement or instrument contemplated hereunder by the Buyer, (ii) the compliance by the Buyer with any of the provisions hereof or thereof, (iii) the consummation of the Transaction, except for (x) compliance with the applicable requirements of the HSR Act and (y) the Regulatory Approvals.

5.6. Financial Ability

.  Subject to Sections 6.10, at Closing the Buyer will have sufficient funds available to acquire all the Assets pursuant to this Agreement and to pay all fees and expenses required to be paid by Buyer at Closing.

5.7. State Licensure

.  Except as set forth in Section 5.7 of Buyer’s Disclosure Schedule, the Buyer has no Knowledge of any circumstances within the Buyer’s control that would impede the ability of the Buyer or its Affiliates to obtain and receive the Regulatory Approvals on a timely basis in accordance with this Agreement.

5.8. Financial Advisors

.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the Transaction, and no Person is entitled to any fee or commission or like payment in connection with the Transaction based upon any arrangement made by or on behalf of the Buyer or any of its Affiliates.

5.9. OFAC

.  Neither Buyer nor any of its officers, directors, managers, principals or affiliates nor any of its brokers or any agents acting or benefiting in any capacity in connection with this Transaction (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the OFAC Order, (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the OFAC Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order, (c) is owned or controlled by, or acts for or on behalf of any individual or entity on any of the lists maintained pursuant to the OFAC Order or other Laws or

Orders, (d) is engaged in activities prohibited in the OFAC Order or other Laws or Orders, (e) has been determined by competent authority to be subject to any of the prohibitions contained in the OFAC Order or other Laws or Orders, (f) is in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the OFAC Order or other Laws or Orders, or (g) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

ARTICLE VI – Additional Covenants and Agreements
6.1. Conduct of Business; Cooperation with Buyer.

6.1.1 Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Closing, each of the Sellers shall with respect to the Assets and the operation of the Business (w) conduct its business in the ordinary course consistent with past practice, which shall include, without limitation, the timely payment, in the ordinary course of business of the Sellers, of all bills, including Tax bills, (x) comply in all material respects with all applicable Laws (including, without limitation, maintaining all Licenses and/or approvals required for the current operation of the Businesses), and all requirements of all Material Contracts, all Permits and Approvals (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) keep in full force and effect all material Policies maintained by it, other than changes to such Policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Closing, none of the Sellers shall, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) (provided that any such limitation on an Affiliate of any Seller shall be applicable solely with respect to conduct relating to or affecting the Assets and the operation of the Businesses):

(a) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Encumbrance any of the Assets to any Person, except (A) pursuant to Contracts in force at the date of this Agreement and listed in Section 6.1.1(a) of the Sellers’ Disclosure Schedule, correct and complete copies of which have been made available to the Buyer (B) dispositions of obsolete or worthless Assets, or (C) sales of inventory in the ordinary course of business.

(b) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person or business;

(c) (A) enter into, terminate, waive any portion of or amend any Material Contract (including, without limitation, any Provider Agreement in which any Business participates), (B) enter into or extend the term or scope of any Contract that purports to restrict the Sellers from engaging in any line of business or in any geographic area, or (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transaction; except in each case in the ordinary course of business of the Sellers in accordance with past practices;

(d) increase the compensation of or pay any bonus to, any of its officers, directors, consultants, or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any officer, other employee, director, or consultant, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement (correct and complete copies of which have been made available to the Buyer in the Data Room or provided to Buyer), and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(e) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP, IFRS or applicable Law;

(f) amend any certificate of incorporation, formation or limited partnership, bylaws, operating agreement or partnership agreement of any of the Sellers in a manner that would preclude or otherwise interfere with the consummation of the Transaction;

(g) take any action or omit to take any action, or permit any act or omission, which, individually or in the aggregate, will cause or result in (A) a material violation of any requirement of Law applicable to the Businesses or any of the Assets, or (B)(1) notice from any Governmental Authority of a termination, revocation, rescission, suspension or refusal to renew a Permit, (2) notice from any Governmental Authority of a so called “fast track” decertification or a survey finding of serious and immediate jeopardy at any Business, (3) the institution of a penalty enforcement action, (4) the imposition of a ban on admissions to any Facility, (5) the denial of payment for new admissions to any Facility, or (6) notice from any Governmental Authority with respect to a change in the number of licensed beds;

(h) whether directly or indirectly, have any discussions, negotiations (preliminary or otherwise) or other dealings with any other Person regarding the sale or lease of any Business or any of the Assets, or any other transaction having a similar effect;

(i) have any material discussions, negotiations (preliminary or otherwise), communications or other dealings with any labor union, other than (A) in the ordinary course of business, or (B) as may otherwise be required by Law or any collective bargaining agreement; provided that Sellers shall confer with and involve the Buyer in any such discussions, negotiations, communications or other dealings that are permitted by subsection (A) or (B) or otherwise consented to by the Buyer;

(j) settle any open Cost Report or related appeal that could reasonably be expected to have a material negative impact on Buyer’s future rate base;
(k) make any material alterations to any Business;

(l) grant any easements or other rights with respect to the Real Property; or
(m) agree to take any of the actions precluded by this Section 6.1.1.

6.1.2 Each of the Seller Parties agrees that, during the period from the date of this Agreement until the Closing, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, such Seller Party shall not (i) take any action or agree to take any action that would cause any of the representations or warranties of the Seller Parties set forth in this Agreement (A) that are qualified as to materiality or Sellers’ Material Adverse Effect, to be untrue, or (B) that are not so qualified, to be untrue in any material respect, (ii) knowingly take any action or refrain from taking any action the result of which could reasonably be expected to prevent or otherwise interfere with or delay the consummation of the Transaction by the Walk Away Date, or (iii) agree to take any of the actions precluded by this Section 6.1.2.

6.1.3 The Buyer agrees that, during the period from the date of this Agreement until the Closing, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, the Buyer (and its Affiliates) shall not (i) take any action or agree to take any action that would cause any of the representations or warranties of the Buyer set forth in this Agreement (A) that are qualified as to materiality, to be untrue, or (B) that are not so qualified, to be untrue in any material respect, (ii) knowingly take any action or refrain from taking any action the result of which could reasonably be expected to prevent or otherwise interfere with or delay the consummation of the Transaction by the Walk Away Date, or (iii) agree to take any of the actions precluded by this Section 6.1.3.

6.2. Conduct of Business; Additional Covenants.

6.2.1 Maintenance of Assets.  The Seller Parties shall continue to maintain and service the Businesses, consistent with their past practice, and shall continue to maintain the inventory, supplies, linens, medicine, foodstuffs and other similar items as may be reasonably necessary for the operation of the Businesses at levels which are consistent with prior practice and in material compliance with all applicable Laws and shall otherwise maintain and keep in full force and effect all Permits applicable to the Businesses.

6.2.2 Liabilities; Encumbrances.  The Sellers shall duly and timely file all reports or returns required to be filed with any and all Governmental Authorities, and will promptly pay when due all Taxes, assessments and governmental charges, lawfully levied or assessed upon them or the Businesses or the operations thereof for periods ending on or prior to the Closing Date, unless contested in good faith, in which case the Sellers shall pay such amounts promptly after a final determination that such amounts are due.

6.2.3 Plans of Correction.  The Sellers shall comply in all material respects, or shall obtain transferable waivers, with respect to any surveys or inspections by any Governmental Authority arising from the Transaction contemplated in this

Agreement and the requirements of any plan or plans of correction proposed in response to any inspection or survey conducted by any Governmental Authority that commences on or prior to the Closing Date and pay any fines or penalties resulting from such inspections or surveys or if appealed, Sellers shall retain liability for all costs and expenses in pursuing such appeals and the liability for any penalties not rescinded.  In addition, Sellers shall consult with Buyer and obtain approval for any settlements of such appeals and notify Buyer of the final disposition of such matters.

6.2.4 Further Assurances.  Each of the parties hereto, both before and after the Closing, upon the request from time to time of any other party hereto and without further consideration, will use reasonable commercial efforts to do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby and to effect an orderly transfer to Buyer of the Assets and the Assignment and Assumption Agreements, including without limitation executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments, furnishing information and copies of documents, books and records (including without limitation tax records); filing reports, returns, applications, filings and other documents and instruments with Governmental Authorities; and cooperating with each other party hereto in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested.

6.3. Other Governmental Approvals.

6.3.1 Buyer and Seller Parties shall (i) as promptly as practicable after the date hereof and in no event more than five (5) Business Days after the expiration of the Due Diligence Period, file, or caused to be filed, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required notification and report forms under the HSR Act with respect to the transactions contemplated hereby; (ii) request early termination of the waiting period under the HSR Act; and (iii) respond to as promptly as reasonably practicable, and shall as necessary or appropriate cause its Affiliates to respond to as promptly as reasonably practical, to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Authority in connection with any matter arising in whole or in part under any Antitrust Laws or related matters (including complying at the earliest practical date with any requests for additional information and documentary material made by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice).  Buyer shall pay for all filing fees in connection with any filings that must be made by any of the parties under the HSR Act. Buyer and its Affiliates shall not, directly or indirectly, extend any waiting period under any applicable Antitrust Laws, or enter into any agreement to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of Seller Parties, which shall not be unreasonably withheld, conditioned or delayed.

6.3.2 Certain Actions.  In connection with this Section 6.3 and subject to Section 6.3.3, Buyer shall take, and cause its Affiliates to take, all actions reasonably necessary to obtain any Approvals under all applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, to cause any applicable waiting periods or review periods under all applicable Antitrust Laws to terminate or expire at the earliest possible date, to secure the termination of any investigation by any Governmental Authority, to avoid the filing of any suit or proceeding by any Governmental Authority seeking to enjoin the consummation of the transactions contemplated by this Agreement, to avoid the entry, or to effect the dissolution, of any injunction or temporary restraining or other Order in any litigation, arbitration or other proceeding that would have the effect of restraining, preventing or delaying the consummation of the transactions contemplated by this Agreement and to demonstrate in good faith, at its own cost and expense, that the transactions contemplated by this Agreement mandate approval under Antitrust Laws and other Laws, in each case, to expedite consummation of the transactions contemplated by this Agreement to permit the Closing to occur as soon as possible.

6.3.3 Further Agreement.  No party shall, and each party shall cause its Affiliates not to, take any action that could reasonably be expected to adversely affect or materially delay the waiver or consent of any Governmental Authority or the expiration or termination of any waiting period under any Antitrust Laws required to satisfy the conditions to closing in this Agreement, and each such party shall, and shall cause its Affiliates, take the steps necessary to allow for the Closing to occur as soon as is reasonably practical; provided, that in no event shall Buyer or its Affiliates be obligated to agree to enter into any consent decree that would result in divestiture of more than one Business; provided, further that in the event that the consent order requires divestiture of only one Business, after the consummation of the transactions contemplated hereby and to the extent the net sales proceeds of such divestiture is less than the allocable portion of the Purchase Price for such Business as set forth in Exhibit “C”, the Seller Parties shall pay to the Buyer one-half of any such difference.  Except as set forth in this Section 6.3.3, no action taken by Buyer or its Affiliates pursuant to this Section 6.3 shall entitle Buyer to any reduction of the Purchase Price, and none of Buyer or any of its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval other than routine filing fees payable to Governmental Authorities in accordance with applicable Laws. Nothing in this Agreement imposes any obligation on Seller Parties and their Affiliates as to any other interests or holdings of Seller Parties and their Affiliates either prior to or after the Closing.

6.3.4 Cooperation.  Each of Buyer and Seller Parties shall, and shall cause their respective Affiliates to: (i) cooperate in all respects with each other in connection with any filing, submission, investigation, action, requests for additional information and documentary material, or inquiry in connection with the transactions contemplated by this Agreement, (ii) promptly inform the other parties of any communication received by such party or its Affiliate from, or given by such party or its Affiliate to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on and consider in good faith the views of the other parties in connection with, any filing made with, or written materials to be submitted to any Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, (iv) make available to the other parties copies of all filings, notices and other written communications submitted or made by any party or its Affiliates to any Governmental Authority or received from any Governmental Authority in connection with the transactions contemplated by this Agreement, and (v) consult with each other in advance of any meeting, discussion, telephone call or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the Governmental Authority or Person, give the other parties hereto the opportunity to attend and participate, in each case, regarding any of the transactions contemplated hereby.  With regard to any sharing of information between the parties contemplated under Section 6.3, (A) any disclosure of information shall been done in a manner consistent with applicable Law and subject to the confidentiality provisions of this Agreement, (B) information may be withheld as necessary to address reasonable attorney-client privilege concerns or as necessary to comply with restrictions set forth in any Contracts, (C) any party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only,” and (D) materials provided to a party or its counsel may be redacted to remove references concerning the valuation of the Assets and the Businesses.

6.4. State Licensing Approvals

.  Following the execution of this Agreement through the Closing, (i) the Buyer, at its expense, shall cause the filing of complete applications, except with respect to materials from a third party not then available which materials will be submitted promptly upon receipt, no later than five (5) Business Days after the expiration of the Due Diligence Period.  Buyer shall use its commercially reasonable efforts to obtain prior to Closing all consents, approvals, authorizations and clearances, which for the avoidance of doubt excludes approvals or waiting periods under Antitrust Laws, (collectively, the “Regulatory Approvals”) including those of the applicable state departments of health and/or senior services set forth in Section 6.4 of the Sellers’ Disclosure Schedule attached hereto (the “State Licensure Authorities”), and of other Governmental Authorities, including licensure and Medicare and Medicaid certifications or consents thereto required for the Buyer to operate the Businesses in the manner presently operated after the Closing, time being of the essence, and (ii) the Sellers and the Buyer shall provide such information and communications to the State Licensure Authorities as the other party or such State Licensure Authorities or Governmental Authority may reasonably request in connection with obtaining the Regulatory Approvals.

6.5. Confidentiality – Buyer

.  All non-public information provided to, or obtained by, the Buyer in connection with the Transaction shall be “Confidential Information” for purposes of the Confidentiality Agreement dated January 7, 2015 between the Buyer and Parent, on behalf of the Company (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that the Buyer and the Sellers may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.  No information provided to or obtained by the Buyer regarding the business or prospects of the Sellers pursuant to this Section 6.5 or otherwise shall limit or otherwise affect the remedies available hereunder to the Buyer (including, but not limited to, the Buyer’s right to seek indemnification pursuant to Article XI), or the representations or warranties of, or the conditions to the obligations of Buyer and the Sellers to consummate the Transaction.

6.6. Confidentiality – Seller Parties

.  The Seller Parties shall not disclose or make use of, and shall use their respective commercially reasonable efforts to cause all of their Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public, (a)  with respect to the Businesses and the Assets, from and after the Closing and (b) with respect to the Buyer or its Affiliates, from and after the date hereof (whether disclosed to a Seller Party before or after the date hereof), including the financial information, technical information or data relating to the services and names of customers and prospective customers of the Businesses which are preserved as confidential information by Sellers, as well as filings and testimony (if any) presented in the course of any arbitration of a dispute except to the extent that such knowledge, information or documents shall have become public knowledge through improper disclosure by Buyer or an Affiliate of Buyer (collectively, “Buyer Confidential Information”); provided,  however that any use by the Seller Parties of Buyer Confidential Information reasonably necessary for the operation of the business of Parent after the Closing, and that is in compliance with Section 8.3 hereof, shall not be deemed a breach hereof, except that Parent may not disclose any Buyer Confidential Information to any Person in connection therewith unless such Person is bound by a confidentiality obligation with Parent at least as restrictive as the confidentiality obligation set forth herein.

6.7. Publicity

.  Each of the parties hereto agrees not to disclose, or permit any of their respective agents, representatives or employees to disclose any information regarding the Transaction or any information obtained in connection therewith, except as may be necessary or advisable in order to consummate the Transaction and to obtain Regulatory Approvals, without obtaining the prior written approval of the other party(ies) hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is required by applicable Law or by the applicable rules of any stock exchange on which the Buyer or any of its Affiliates lists securities, provided that, if filing of this Agreement with the Securities and Exchange Commission or any securities regulator in Canada, including, without limitation the Ontario Securities Commission is required by applicable Law, the party intending to make such filing shall consult with the other party in advance with respect thereto and with respect to the text of any related disclosure.

6.8. Notification of Certain Matters.

6.8.1 The Sellers shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Sellers, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transaction or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, (ii) any actions, suits, or legal, administrative, arbitration or other proceedings or governmental investigations commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Transaction (exclusive of general economic or regulatory factors affecting business in general), (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Sellers’ Material Adverse Effect, to be untrue, and (B) that is not so qualified, to be untrue in any material respect, and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.  No information provided to the Buyer pursuant to this

Section 6.8 shall automatically constitute a breach of this Agreement nor shall it be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

6.8.2 In addition, the Sellers shall give prompt notice to the Buyer of any recognition of any labor organization by any of the Sellers, or any demand for such recognition, any filing of a petition by any labor organization with any regional office of the National Labor Relations Board to represent employees at any Business as the collective bargaining agent of any of Sellers’ employees (or the election of any labor organization as such a collective bargaining agent), the entry by any of the Sellers into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of Sellers’ employees, or any union card-signing activity or union organization activity, which is known to the Seller Parties’ management, at any of the Businesses.

6.8.3 Sellers have made available copies of any correspondence (for the prior year) resulting from any pre-closing surveys and inspections from applicable State Licensure Authorities and/or the United States Department of Health and Human Services’ Centers for Medicare & Medicaid Services (“CMS”), including, but not limited to, copies of the CMS 2567 survey reports, initial notices regarding same; plans of correction filed with respect to any Facility; notices of substantial compliance subsequent to any such surveys, and CMS enforcement action notices.  The Sellers shall deliver to the Buyer, promptly after receipt of the same, copies of any Survey Reports issued between the date of this Agreement and the Closing Date and received by the applicable Seller in the ordinary course.  The Sellers shall notify the Buyer immediately upon the occurrence of any survey or investigation of any Facility, regardless of whether the applicable Governmental Authority has issued a formal report or finding (such notice may be done verbally by telephone if promptly followed by written notification).

6.8.4 Sellers shall notify Buyer of any Medicare or Medicaid recoupment claim or open Cost Report settlement proposal received from a Governmental Authority.
6.9. Intentionally Omitted.

6.10. Efforts to Consummate.  Each of the parties shall take such actions and do such things as are commercially reasonable to consummate the Transaction as provided in this Agreement, including, without limitation, (i) cooperating to obtain all material consents and Approvals referred to in Section 4.5 of Sellers’ Disclosure Schedule or otherwise necessary in order to consummate the Transaction, (ii) filing all forms, registrations and notices required to be filed by or on behalf of such party in order to consummate the Transaction, and taking all commercially reasonable actions necessary to obtain any requisite material Approvals by any third party or Governmental Authority, (iii) performing such party’s obligations under this Agreement, and (iv) avoid taking any action that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Approval from any third party or Governmental Authority necessary to be obtained prior to the Closing.  Without limiting the generality of the foregoing, within two (2) Business Days following expiration of the Due Diligence Period, Sellers shall provide a copy of this Agreement to North Suburban Realty, Inc. (the “Ground Lease Landlord”)

and shall request that the Ground Lease Landlord waive its right of first refusal, and provide any and all necessary Approvals, under that certain Ground Lease dated February 15, 1989 between the Ground Lease Landlord and Glen Ridge.  Nothing in this Section 6.10 shall be construed to expand the Buyer’s obligations to make any filings of perform any actions to obtain any necessary Approval and/or termination of any waiting period under any Antitrust Laws, which obligations are governed solely by Section 6.3.  The parties hereto agree that should Sellers not obtain such waiver, Glen Ridge shall be deemed excluded from this Agreement (and such Facility shall not be transferred to the Buyer) and the Purchase Price shall be reduced by the amount allocated to Glen Ridge in accordance with Exhibit “C” and any related adjustments hereunder shall be made to reflect such exclusion.

6.11. SEIU Pension Fund.  The Buyer and Seller Parties acknowledge and agree that the Closing would, absent compliance with Section 4204 of ERISA, result in a complete withdrawal of Willow Creek and Oakridge as contributing employers to the Service Employees International Union National Industry Pension Fund (the “SEIU Pension Fund”), thereby resulting in the SEIU Pension Fund assessing withdrawal liability against such entities in accordance with Section 4203 of ERISA.  The parties hereto agree to comply with Section 4204 of ERISA as follows:

6.11.1 Buyer agrees to make contributions after the Closing to the SEIU Pension Fund with respect to the operations of Willow Creek and Oakridge for at least substantially the same number of contribution base units for which Seller Parties and their ERISA Affiliates had an obligation to contribute within the meaning of Section 4204(a)(1)(A) of ERISA.

6.11.2 To the extent required by ERISA Section 4204(A)(I)(B) and the regulations issued thereunder, subject to the immediately following sentence, Buyer shall provide to the SEIU Pension Fund a bond, letter of credit or amount in escrow in such form and amount as is necessary to comply with the requirements of Section 4204(a)(1)(B) of ERISA.  To the extent reasonably requested by Buyer, Seller Parties and their ERISA Affiliates will cooperate with the Buyer in preparing and submitting a request for waiver of such bond obligation to the PBGC, and to the extent such bond obligation is required, the Seller Parties will pay one-half of such required amount.

6.11.3 If Buyer withdraws from the SEIU Pension Fund in a complete withdrawal, or a partial withdrawal with respect to the operations represented by Willow Creek or Oakridge, during the first five plan years commencing with the first plan year that begins after the Closing, (i) the Seller Parties shall pay an amount of any withdrawal liability Buyer Parties, Seller Parties and their respective ERISA Affiliates incur to the SEIU Pension Fund in an amount equal to the lesser of (x) the present value of the withdrawal liability as of the Closing Date, or (y) the actual amount of the withdrawal liability at the time Buyer completely or partially withdraws from the SEIU Pension Fund, and Buyer shall pay any withdrawal liability Buyer Parties, Seller Parties and their respective ERISA Affiliates incur to the SEIU Pension Fund in excess of the amount payable by the Seller Parties; and (ii) to the extent required by Section 4204(a)(1)(C) and the regulations issued thereunder, Seller Parties and their ERISA Affiliates shall be secondarily liable to the SEIU Pension Fund with respect to such operations (but fort his Section and compliance with Section 4204 of ERISA) if the liability of Buyer with respect to the SEIU Pension Fund is not paid.  If the liability of Buyer with respect to the SEIU Pension Fund is not paid, Buyer shall notify Seller Parties and their ERISA Affiliates as soon as practicable following Buyer’s withdrawal from the SEIU Pension Fund.

6.11.4 To the extent required by Section 4204(a)(3)(A) of ERISA, if, all, or substantially all, of the assets of Seller Parties or their ERISA Affiliates are distributed, or if Seller Parties and their ERISA Affiliates are liquidated before the end of the five plan year period commencing with the first plan year that begins after Closing, then Seller Parties and their ERISA Affiliates shall provide to the SEIU Pension Fund a bond or amount in escrow equal to the present value of the withdrawal liability such entities would have to the SEIU Pension Fund but for this Section and compliance with Section 4204 of ERISA.

6.11.5 If only a portion of the assets of Seller Parties and their ERISA Affiliates are distributed during the period described in Section 6.11.4 above, Seller Parties and their ERISA Affiliates shall provide a bond or an amount in escrow to the extent required by Section 4204 of ERISA and the regulations thereunder.

6.11.6 Buyer agrees to indemnify and hold harmless Seller Parties and their ERISA Affiliates for, from, and against (i) any withdrawal liability that arises due to Buyer’s withdrawal as described in Section 6.11.3, and to which Seller Parties and their respective Affiliates become secondarily liable to the SEIU Pension Fund, in excess of the amounts the Seller Parties have agreed to pay in accordance with Section 6.11.3, and (ii) any and all expenses incurred, including reasonable accounting, actuarial, and legal fees, arising directly or indirectly by reason of the failure of Buyer to fully and completely perform any part of the obligations undertaken by Buyer in this Section 6.11.

6.11.7 Upon the Closing, the Buyer agrees to assume the collective bargaining agreements between Willow Creek and Oak Ridge, on the one hand, and 1199 SEIU, UHE, on the other hand (the “Willow Creek and Oak Ridge CBAs”) as of the Closing Date and agrees to contribute to the SEIU Pension Fund after the Closing Date as a new participating employer in accordance with the Willow Creek and Oak Ridge CBAs, respectively.]

6.12. Intentionally Omitted.
6.13. Certain Taxes.

6.13.1 All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred with respect to any Facility or Business in connection with consummation of the Transactions, but expressly excluding income Taxes (collectively, the “Transfer Taxes”), if any, shall be borne by the Buyer or Sellers in accordance with customary practice of the state and county where such Facility or Business is located, as specified on Exhibit “E” hereto.  In no event shall Buyer be obligated to pay any amounts related to income Taxes or other Taxes imposed upon or with respect to income or gain attributable to the sale of the Assets or the Businesses pursuant to this Agreement.  Buyer and Sellers shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.  The party that is legally required to file Tax Returns with respect to all such Transfer Taxes shall file all such necessary Tax Returns with respect to such Transfer Taxes, and, to the extent required by applicable Law, such party shall cause any other necessary party to join in the execution of any such Tax Returns.  To the extent that any party files any Tax Returns and pays any Transfer Taxes that are to be filed or paid by any other party in accordance with this Section 6.13 and Exhibit “E” hereto, the party whose obligation it is to pay such Transfer Taxes in accordance with this Section 6.13 and Exhibit “E” hereto shall, within ten (10) days of a written request thereof, reimburse the other party for such Transfer Taxes and any expenses incurred in connection with the preparation and filing of such Tax Returns.

6.13.2 Buyer shall prepare and timely file all Tax Returns with respect to Property Taxes (as defined below) for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”).  For purposes of this Agreement, “Property Taxes” shall mean all ad valorem Taxes, real and personal property Taxes and special Tax assessments applicable to the Assets and the Businesses.    The Property Taxes applicable to the Assets and the Businesses shall be prorated as of the Closing Date.  Unless otherwise calculated in accordance with the adjustments set forth in Section 2.3.1, on the Closing Date, Sellers shall pay all Property Taxes due and owing on the Assets and the Businesses which are applicable to the pre-Closing portion of any Straddle Period, regardless of when billed.  If the tax rate and assessed values applicable to the Property Taxes for the current Property Tax year have not been determined by the Closing Date, the most current Tax rate and assessed values which are known shall be used to determine the proration of the current year’s Property Taxes.  Promptly after the final actual amount of the current year Property Taxes shall have been determined, Buyer will advise Sellers of such actual amount of such current year Property Taxes and, (i) if the amount of the actual current year Property Taxes is greater than the amount used to determine the portion of the current year Property Taxes at the Closing, Sellers will pay Buyer the additional amount of the current year Property Taxes applicable to the pre-Closing proportion of such Straddle Period, and (ii) if the amount of the current year Property Taxes is less than the amount used to determine the proration of current year Property Taxes at the Closing, Buyer shall repay to Sellers the excess amount of the current year Property Taxes applicable to the pre-Closing portion of such Straddle Period that Sellers paid at Closing (or that was taken into account in calculating Sellers’ Net Working Capital).

6.13.3 Notwithstanding anything to the contrary in this Agreement, no Seller shall file any amended Tax Return with respect to the Assets or the Businesses with respect to taxable periods ending on or prior to the Closing Date without the written consent of Buyer if such amendment would adversely affect Buyer, unless required to do so by applicable Law.

6.14. Interim Financial Statements.  The Sellers shall deliver to Buyer within fifteen (15) Business Days after the end of each calendar month following the date of this Agreement and up to the Closing Date the unaudited statement of operations of each the Sellers, reflecting the operation of the Businesses by the Sellers, for such calendar month (such unaudited statements, including the related notes and schedules that apply to the Sellers, are collectively referred to herein as the “Interim Financial Statements”).

6.15. Maintenance of Resident Records. Sellers shall maintain all Resident Records substantially in accordance with all applicable Laws governing the preparation, maintenance confidentiality, transfer and/or destruction of such Resident Records.  All such Resident Records shall be retained and maintained by Sellers at the applicable Business through the Closing Date.

6.16. Contracts.  The Buyer shall review the Contracts during the Due Diligence Period and, on or prior to the expiration of the Due Diligence Period, shall give notice to the Seller Parties indicating which of the Contracts that Buyer will not assume at Closing (collectively, the “Buyer Excluded Contracts”); provided, that Buyer shall assume any and all Contracts that (a) allow for termination without cause with no more than ninety (90) days (or one hundred eighty (180) days with respect to private or commercial payor, governmental payor and other managed care contracts that (i) are assignable (including with the consent of the applicable payor, if required) and (ii) cover patients of any of the Businesses on the Closing Date other than patients for whom the Buyer or its Affiliates have negotiated and obtained alternative coverage effective as of the Closing Date) notice, or (b) do not require payment of a termination or similar fee in excess of $50,000 for any individual Contract and $250,000 in the aggregate (“Assumable Contracts”); provided that the Buyer shall not assume those Contracts listed on Schedule 6.16.  The Seller Parties represent to the Buyer that all of the Contracts being assigned to Buyer or its Affiliates hereunder are Assumable Contracts, and to the extent any such Contracts are not Assumable Contracts, the Buyer may provide notice to the Seller Parties that such Contract is a Buyer Excluded Contract pursuant to the first sentence of this Section 6.16.  To the extent that any Material Contracts or Personal Property Leases are not made available to Buyer during the Due Diligence Period, but are made available to Buyer prior to the Closing Date, Buyer shall have five (5) Business Days following the date on which any such Material Contract or Personal Property Lease is made available to Buyer to review such Contract or Personal Property Lease and give notice to the Seller Parties indicating if such Contract is not an Assumable Contract and whether Buyer will not assume such Contract or Personal Property Lease at Closing.  If Buyer gives such notice that it will not assume any such Contract or Personal Property Lease, such Contract or Personal Property Lease shall be deemed to be a Buyer Excluded Contract.  To the extent that any Material Contracts or Personal Property Leases are not made available to Buyer prior to the Closing Date, such Material Contracts or Personal Property Leases shall be deemed to be Buyer Excluded Contracts.  Sellers shall give notice to all parties under the Contracts listed in Schedule 7.2.4 in order to obtain from such parties any consent required to be obtained to assign such Contract to the Buyer on or prior to the Closing Date.  Seller shall be responsible for all costs and expenses under such Contracts prior to the Closing Date.

6.17. Supplemental Information.

6.17.1 The Seller Parties shall, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement (provided that Seller may deliver such notice by electronic mail), supplement or amend any of Sellers’ Disclosure Schedules  to the extent that any update or amendment of Sellers’ Disclosure Schedules by any Seller Party is necessary as a result of the Seller Parties’ operation of the Businesses in the ordinary course consistent with past practices;  ~~provided that if any such notice is delivered within three (3) Business Days prior to the date scheduled for the Closing, then the Buyer may, at its option, extend the date of the Closing to a date not later than five (5) Business Days after such notice is delivered and the Seller Parties provide to the Buyer all information possessed by the Seller Parties regarding the matters identified in such supplement or amendment~~.    The updating and amendment of any portion of the Sellers’ Disclosure Schedules shall not cure or constitute a waiver of any breach of any representation, warranty or covenant that occurred prior to the date of such amendment unless expressly consented to in writing by the Buyer.

6.17.2 The Owner Operator Sellers and the Operator Sellers shall deliver to the Buyer within fifteen (15) days after the end of each calendar month following the date of this Agreement and up to the Closing Date updated Resident Census Information for each Facility relating to such calendar month.

6.17.3 The Sellers shall deliver to the Buyer any and all Cost Reports filed with respect to any Facility from and after the date of this Agreement through the Closing Date.

6.17.4 The Seller Parties shall notify the Buyer promptly of its receipt of any written notice of the presence, release or threat of release or placement on, in or from any Facility, or the generation, transportation, storage, treatment, or disposal at any Facility, of any Hazardous Material.

6.17.5 The Seller Parties shall give the Buyer prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Real Property or the Leased Property of which it receives notice.

6.17.6 The Sellers shall deliver to the Buyer at least ten (10) Business Days prior to the Closing Date a schedule of all tangible Personal Property that is used solely in connection with the use, leasing and maintenance of the Businesses.

6.18. Transition.  The Sellers and the Buyer shall communicate and cooperate with each other in order to facilitate an orderly transition of operations of the Businesses at Closing, including, without limitation, with respect to (i) the notification of employees at each Facility at least thirty (30) days prior to the Closing of the transactions contemplated in this Agreement, (ii) the provision to the Buyer of access to the employees at each Facility as reasonably requested by the Buyer for the transition of operations of the Facility, (iii) the provision to the Buyer of access to the Transitioned Employees to complete enrollment of such Transitioned Employees in the Buyer’s employee benefit plans and (iv) the cooperation by Sellers with the Buyer at least sixty (60) days prior to the Closing for the transition of the information technology systems in place at each Facility.

6.19. Tail Insurance.  On or prior to Closing, to the extent necessary if Sellers’ insurance coverage is other than occurrence based, Sellers shall provide evidence of ongoing insurance coverage for Sellers’ tail liabilities with respect to professional liability, general liability and worker injury claims that is reasonably satisfactory to the Buyer and in amounts equal to or greater than the Buyer’s actuarially-determined accruals for professional liability, general liability and worker injury insurance, with coverage extended to a minimum of three (3) years after the Closing, with respect to Sellers’ prior operation of the Businesses, which coverage shall, to the extent permitted, name the Buyer as an additional insured thereunder.

6.20. Pay-Off Letters.    Sellers shall deliver to the Buyer within three (3) Business Days prior to the Closing Date all pay-off letters for the Repaid Debt to be discharged at Closing in accordance with Section 2.1.3.

6.21. Full Access and Disclosure.

6.21.1 Except as prohibited by law or as provided in this Agreement, upon reasonable notice and subject to reasonable conditions such as the condition that a representative of the Sellers accompany the Buyer, the Sellers shall afford to the Buyer, and its counsel, accountants and other authorized representatives reasonable access during business hours to the Assets, the Facilities, computer systems, books and records, in any way relating to the Assets and/or the Businesses, including, but not limited to, the roofs, all equipment (fixed and movable), heating and cooling systems, and any and all vehicles, financial data and records, operating data and other information reasonably requested, including the most recent financial statements, Cost Reports, inspection reports, plans of correction (all with respect to a minimum of the past three (3) years), current room rates (including dates and amounts of increases), census data and resident mix, payroll information, employment agreements, personnel policies, occupancy agreements with residents, leases, and all contracts, agreements, and other documents relating to outside contractors, vendors, consultants, or other outside parties relating to any Business and to which any Business or Seller is now or may become a party in order that the Buyer may have full opportunity to make such reasonable investigations of the Assets or the Businesses as it shall desire to make.  The Sellers shall furnish such additional financial and operating data and other information in accordance with this Article VI and as the Buyer and its representatives shall from time to time reasonably request. The Buyer agrees to use discretion on any site visits which shall be conducted at times agreed upon by the parties to avoid disrupting the Businesses, their employees and their patients.  To the extent that any resident records and other relevant records of any Business used or developed in connection with the business conducted by such Business are maintained by or in any computer equipment or software owned by the Sellers, the Sellers shall work with the Buyer prior to the Closing to electronically copy the information stored in such computer equipment or software so that the Buyer shall have access to the information in usable form at the Closing.

6.21.2 All such inspections and investigations by the Buyer and its authorized representatives described above shall be completed at the Buyer’s risk without any liability to the Sellers, except to the extent caused by any Seller’s gross negligence or willful misconduct.  Subject to the foregoing sentence, in addition to any other indemnification obligations set forth under this Agreement, the Buyer hereby agrees to indemnify and hold harmless the Seller Parties against any damages or injuries associated with completion of such inspections or investigations, which undertaking shall survive the termination of this Agreement or the conveyance of the Assets by the Seller Parties to the Buyer, as applicable, indefinitely.  The Buyer further undertakes that any damage occasioned to the Assets caused solely by such inspections or investigations shall be cured in a reasonable time frame by restoring the Assets disturbed or damaged back to their pre-entry and pre-disturbed state; provided that the Buyer shall have no obligation to indemnify the Seller Parties with respect to any damage caused in part by any Seller Party’s gross negligence or willful misconduct.  The Buyer agrees to indemnify and hold harmless the Seller Parties from claims by third parties for monies due incidental to such inspections or investigations.

6.22. Real Estate Due Diligence.  The Buyer shall use its commercially reasonable efforts to obtain as soon as practical (i) current ALTA/ACSM Land Title surveys for the Real Property (collectively, “Surveys”), and (ii) preliminary reports on title for the Real Property, issued by the Title Company, each such preliminary report shall contain a commitment (collectively, the “Title Reports”) of the Title Company to issue to the Buyer a title insurance policy on 2006 ALTA Owners Policy form (collectively, the “Buyer Title Insurance Policies”) insuring the fee simple interest of the Buyer in the Real Property on which the applicable Facility is located.  The Buyer shall be solely responsible for the costs of the Surveys.  The Title Reports shall be delivered with legible copies of all recorded exceptions to title referred to therein to the extent reasonably available.  The Title Policies shall be in the amount allocated to the Facilities and related Real Property in accordance with Exhibit “C”.  The Sellers shall use their commercially reasonable efforts to cause all standard exceptions to be deleted from the Title Reports at Closing, including without limitation, executing Sellers’ affidavits, gap indemnities and the like.  Prior to the expiration of the Due Diligence Period, the Buyer shall approve or disapprove in writing any matter(s) set forth in the Title Reports and Surveys, with any such notice of disapproval specifying the matter(s) to which the Buyer objects.  The failure of the Buyer to disapprove any lien or other matter reflected in the Title Reports or Surveys prior to the expiration of the Due Diligence Period shall be deemed approval by the Buyer thereof.  If the Buyer disapproves any lien or other matter reflected in the Title Reports or Surveys, the Sellers shall have five (5) Business Days from the date of such notice of disapproval in which to advise the Buyer whether or not they are prepared to cure the same prior to the Closing (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item).  The failure of the Sellers to respond within said five (5) Business Day period shall be deemed to be an election by the Sellers not to cure.  If the Sellers elect to cure any matter objected to by the Buyer, the Sellers shall have thirty (30) days to effectuate a cure, and the time for Closing shall be extended, if necessary.  If the Sellers elect not to cure within said five (5) Business Day period (or are deemed to have elected not to cure) or fail to cure within said thirty (30) day period, the Buyer shall have five (5) Business Days thereafter in which to advise the Seller Parties in writing of the Buyer’s election (x) to waive the matters to which the Buyer objected and which the Sellers are not prepared to cure or fail to cure within the applicable thirty (30) day period and to proceed to Closing, in which case such matters shall be deemed Permitted Exceptions or (y) to terminate this Agreement in accordance with Article X.  The failure of the Buyer to respond within said five (5) Business Day period shall be deemed to be an election by the Buyer to terminate this Agreement.  The Sellers shall pay, or cause to be paid, all monetary liens or encumbrances affecting or recorded against the Real Property other than Permitted Exceptions that are not to be paid off from the proceeds at Closing.

6.23. Phase I Environmental Reports.  The Sellers shall, upon request and reasonable advance notice from the Buyer, permit the Buyer and its agents to conduct Phase I environmental assessments for the Facilities (collectively, “Phase Is”), at the Buyer’s sole cost, and the Sellers shall make available for review and copy any previously prepared Phase Is or other environmental assessments in its possession conducted for any Facility or the Real Property.  The Buyer shall not take any core samples, install any monitoring wells, or undertake any other invasive tests or studies, or communicate with any Government Authorities regarding Hazardous Materials without the Sellers’ prior written consent (which may be withheld by the Sellers in their sole discretion).  The Buyer shall deliver to the Sellers a copy of the Phase Is promptly upon receipt.  The Buyer shall have until the expiration of the Due Diligence Period to approve or disapprove any matter(s) set forth in the Phase Is or other inspection report in writing delivered to the Sellers, with any such disapproval specifying the matter(s) to which the Buyer objects (“Environmental Notice”).  The failure of the Buyer to deliver an Environmental Notice to the Sellers  prior to the expiration of the Due Diligence Period shall be deemed approval.  If the Buyer delivers an Environmental Notice to the Sellers prior to the expiration of the Due Diligence Period, the Sellers shall have five (5) Business Days from the date of the Sellers’ receipt of such Environmental Notice in which to advise the Buyer whether or not they are prepared to cure the same prior to Closing (which cure may be effected by (i) the Sellers contracting with and paying for, before or at Closing, the recommended remediation work to be done by an environmental consulting firm reasonably acceptable to the Buyer as recommended in the applicable Phase I, or (ii) the Sellers contracting for the recommended remediation work with an environmental consulting firm reasonably acceptable to the Buyer and placing one hundred percent (100%) of the estimated costs of the remediation in escrow with the Title Company to be disbursed for payment of all remediation costs as and when payment therefore is due with the balance, if any, to be released to the Sellers promptly upon completion of and payment for all such remediation as recommended in the applicable Phase I).  The failure of the Sellers to respond within said five (5) Business Day period shall be deemed to be an election by the Sellers not to cure.  If the Sellers elect to cure any matter objected to by the Buyer, the Sellers shall have thirty (30) days to effectuate a cure, and the time for Closing shall be extended, if necessary.  If the Sellers elect not to cure within said five (5) Business Day period (or are deemed to have elected not to cure) or fail to cure within said thirty (30) day period, the Buyer shall have five (5) Business Days thereafter in which to advise the Sellers in writing of the Buyer’s election (x) to waive the matters to which the Buyer objected and which the Sellers are not prepared to cure or failed to cure within the applicable thirty (30) day period and to proceed to Closing or (y) to terminate this Agreement in accordance with Article X. The failure of the Buyer to respond within said five (5) Business Day period shall be deemed to be an election by the Buyer to terminate this Agreement.

6.24. Destruction of Property.  If after the date of this Agreement, (a) any Facility incurs damage, destruction or loss which is not Material Damage, Destruction or Loss, or (b) any Facility incurs Material Damage, Destruction or Loss which can be repaired within sixty (60) days and which the Sellers elect to repair, then the Sellers shall repair any such damage, destruction or loss (in all instances to restore the applicable Facility to fully functional status consistent with operations prior to the casualty) before the Buyer shall be obligated to proceed to Closing and purchase the Facilities pursuant to this Agreement without adjustment in the Purchase Price, and the Closing Date shall be extended for a period not to exceed sixty (60) days to complete such repair.  If any Facility incurs Material Damage, Destruction or Loss and (x) it would take less than sixty (60) days to repair and Seller does not elect to repair pursuant to clause (b) above or (y) it would take more than sixty (60) days to repair, then in any such case the Buyer shall have the right to receive an abatement of the Purchase Price in an amount equal to any deductible or self-insured amount carried by any Seller and not reimbursable by tenants, together with an assignment of Sellers’ rights to collect casualty insurance proceeds for such loss, and in the event that the insurance proceeds for such damage, destruction or loss will not cover the reasonably required repairs, Seller shall pay to the Buyer the amount of the reasonably required repairs in excess of the insurance proceeds.  For the purposes of this Agreement, “Material Damage, Destruction or Loss” shall mean damage to, or condemnation of, the applicable Facility, the costs of repair for which exceed fifteen percent (15%) of the allocated value of the Real Property on which such Facility is located as provided for on Exhibit “C” or which, in the Buyer’s reasonable judgment, renders such Facility less than a functional structure to continue to operate the Business at such Facility therein at seventy five percent (75%) of licensed capacity.

6.25. Vermont Regulatory Approvals.  Notwithstanding anything herein to the contrary, in the event that the parties determine that obtaining necessary Regulatory Approvals from Vermont State Licensure Authorities will cause the Closing to be delayed by at least forty five (45) days from the date that Closing would regularly occur (based on receipt of Regulatory Approvals from the other State Licensure Authorities), the parties hereto agree to (a) effect the Closing with respect to all of the Facilities, except those that require Regulatory Approval from Vermont State Licensure Authorities, as soon as reasonable possible after receipt of all Regulatory Approvals from all other State Licensure Authorities, and (b) effect the Closing with respect to Facilities that are subject to the Vermont State Licensure Authorities as soon as is reasonably practical after receipt of all Regulatory Approvals from the Vermont State Licensure Authorities.  In such event, the parties hereto shall work in good faith to modify the required Closing deliverables, working capital and other adjustment procedures and make such other changes to this Agreement as may be necessary to provide for the two Closings.

ARTICLE VII – Conditions Precedent
7.1. Conditions to Each Party’s Obligation to Complete the Transaction

.  The respective obligations of each party hereto to complete the Transaction shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

7.1.1 No Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect that would have the effect of (i) enjoining, restraining, preventing, or prohibiting consummation of the Transaction, or making the consummation of the Transaction illegal, or imposing damages on the Buyer or any Seller as a result of consummating the Transaction or (ii) otherwise preventing the consummation of the Transaction or (iii) imposing limitations on the Transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business after the Closing excluding complying with Section 6.3.

7.1.2 Antitrust.  The waiting period (and any extension thereof) applicable to the Transaction under the HSR Act and any mandatory waiting periods under any other applicable Antitrust Law shall have been terminated or shall have expired.

7.2. Conditions to Obligations of the Buyer

.  The obligation of the Buyer to consummate the Transaction shall be subject to the satisfaction (or waiver), prior to or at the Closing, of each of the following additional conditions precedent:

7.2.1 Representations and Warranties.  The representations and warranties made by the Seller Parties contained in this Agreement shall be true and correct in all material respects (disregarding any materiality qualifier) on and as of the Closing Date with the same effect as though such representations and warranties were made or given as of such date except for the Fundamental Reps, which shall be true and correct in all respects, and except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date.

7.2.2 Performance of Obligations.  The Sellers shall have performed and complied in all material respects (disregarding any materiality qualifier) with all of the agreements and obligations required by this Agreement to be performed and complied with by them prior to or at the Closing.

7.2.3 Regulatory Approvals.  The Buyer shall have received all Regulatory Approvals; provided that approvals on terms and conditions consistent with the Sellers’ existing regulatory approvals or conditions imposed due to the Buyers’ existing operations in any jurisdiction, shall be acceptable to Buyer.

7.2.4 Required Consents.  All Approvals required under any Material Contract set forth on Section 7.2.4 of Buyer’s Disclosure Schedule or Permit shall have been obtained on terms and conditions acceptable to Buyer;

7.2.5 Title.  Buyer is able to obtain title insurance commitments committing to insure the Real Property at standard rates by Fidelity National Title Insurance Company or another national title insurance company of Buyer’s choice (the “Title Company”), free from all encumbrances and encroachments from or on the Real Property except Permitted Exceptions (except as indicated to the contrary in Section 4.15.1 of the Sellers’ Disclosure Schedule) and (ii) any Encumbrances created or approved in writing by the Buyer, with such available endorsements as Buyer may reasonably require.  The cost of the title policy premium plus the cost of any endorsements for each Facility or Business shall be paid by the Sellers or the Buyer in accordance with customary practice of the state and county where such Facility or Business is located, and as specified on Exhibit “E”.

7.2.6 Closing Documents. The Buyer shall have received executed copies of all of the Closing Documents and all other information to be delivered to it as provided for in this Agreement.
7.2.7 Survey Reports. All citations and/or deficiencies in any Survey Reports with respect to any of the 53

Businesses or the Assets identified and scheduled by Buyer in its reasonable discretion (as an operator of a substantially similar facility, acting reasonably) in Schedule 7.2.7 during the Due Diligence Period shall have been resolved or otherwise provided for to the satisfaction of the Buyer; provided that this condition will be deemed to be satisfied with respect to any citation or deficiency if the Seller Parties submit a plan of correction to the applicable Governmental Authority in form and substance that an operator of a substantially similar facility, acting reasonably, would submit.

7.2.8 Material Adverse Effect. There shall have been no occurrence of a Sellers’ Material Adverse Effect.
7.2.9 Intentionally Omitted.
7.2.10 Pay-Off Letters. The Buyer shall have received the Pay-Off Letters in accordance with Section 6.20.

7.2.11 No Destruction of Property.  No Facility shall have suffered Material Damage, Destruction or Loss, or if any Facility has suffered Material Damage, Destruction or Loss, such Material Damage, Destruction or Loss shall have been resolved in accordance with Section 6.24.

7.3. Conditions to Obligations of the Sellers

.  The obligation of the Sellers to consummate the transaction contemplated under this Agreement shall be subject to the satisfaction, prior to or at the Closing, of each of the following conditions precedent:

7.3.1 Representations and Warranties.  The representations and warranties made by the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given as of such date, except for the representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date.

7.3.2 Performance of Obligations.  The Buyer shall have performed and complied in all material respects (disregarding any materiality qualifier) with all of the agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3.3 Payment of Purchase Price. The Buyer shall have delivered the Purchase Price in accordance with Article II of this Agreement.
7.3.4 Intentionally Omitted.

7.3.5 Closing Documents.  The Sellers shall have received executed copies of all of the Closing Documents to be delivered to it hereunder and all other information to be delivered to it as provided for in this Agreement.

7.4. Frustration of Closing Conditions

.  Neither the Sellers nor the Buyer may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused solely by such party’s failure to comply with its obligations under this Agreement.

ARTICLE VIII – Obligations of Parties After Closing
8.1. Access to Records

.  For a period of five (5) years following the Closing Date, Buyer shall allow the Sellers and their agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours and in a manner consistent with applicable legal requirements), and to make copies of, at the Sellers’ expense, the books and records and supporting material of the Businesses relating to any period prior to the Closing, to the extent reasonably necessary to enable the Sellers to investigate and defend employee or other claims, prepare Tax returns, or for any other reasonable purpose.  The Seller Parties shall allow the Buyer and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours and in a manner consistent with applicable legal requirements), and to make copies of, at the Buyer’s expense, books and records and supporting material of any Seller Party, with respect to the Businesses, relating to any period prior to the Closing, to the extent reasonably necessary to enable the Buyer to prepare audited financial statements, pursue rate adjustments, settlements or other appeals, to defend against claims, respond to audits or review of Cost Reports, whenever conducted, to the extent that any Seller Party’s information relating to any period prior to the Closing may affect Buyer’s third-party payments to a Business, or for any other reasonable purpose, whenever the need for such information may arise.

8.2. Mail

.  Any mail or other communications received by any Seller after the Closing which relates to the operation of the Businesses following the Closing Date shall be promptly forwarded to the Buyer at the address for notices set forth below.

8.3. Accounts Receivable

.  Except as set forth in Sections 1.1.13 and 2.4, the Sellers shall retain all their right, title and interest in and to all unpaid Accounts Receivable, including, but not limited to, any Accounts Receivable arising from rate adjustments which relate to any period ending on or prior to the Closing Date even if such adjustments occur after the Closing Date.  All amounts received by the Sellers following the Closing Date for goods and services provided by Buyer after the Closing Date shall be held in trust by the Sellers for the benefit of Buyer and shall be remitted in immediately available funds to Buyer within five (5) Business Days of receipt.  All amounts received by the Buyer following the Closing Date for Accounts Receivable shall be held in trust by the Buyer for the benefit of the Sellers and shall be remitted in immediately available funds to the Sellers within five (5) Business Days of receipt.  The Buyer shall reasonably cooperate with the Sellers or their designees with respect to collection of Accounts Receivable, and payments received shall be handled as follows:

8.3.1 Payments received by the Sellers or the Buyer after the Closing Date with respect to any Business from third-party payors, such as the Medicare program, the Medicaid program, or commercial insurers, shall be handled as follows:

(a) if such payments either specifically indicate on the accompanying remittance advice, or if the parties agree, that they relate to any period prior to the Closing Date, 55 they shall, subject to Sections 1.1.13 and 2.4, be forwarded (within five (5) Business Days, and until so forwarded, shall be held in trust for the benefit of the Sellers) to the Sellers or retained by the Sellers, as applicable, along with the applicable remittance advice;

(b) if such payments indicate on the accompanying remittance advice, or if the parties agree, that they relate to any period after the Closing Date, they shall be forwarded (within five (5) Business Days, and until so forwarded, shall be held in trust for the benefit of the Buyer) to or retained by the Buyer, as applicable, along with the accompanying remittance advice;

(c) if such payments indicated on the accompanying remittance advice, or if the parties agree, that they relate to periods both prior to and after the Closing Date, the portion thereof which relates to the periods prior to the Closing Date shall, subject to Sections 1.1.13 and 2.4, be forwarded (within five (5) Business Days, and until so forwarded, shall be held in trust for the benefit of the Sellers) to or retained by the Sellers, along with the accompanying remittance advice, and the balance shall be remitted (within five (5) Business Days, and until so remitted, shall be held in trust for the benefit of the Buyer) to or retained by the Buyer, as applicable, along with the accompanying remittance advice; and

(d) if the accompanying remittance advice does not indicate the period to which a payment relates or if there is no accompanying remittance advice, and if the parties do not otherwise agree as to how to apply such payment, then the payment shall be deemed to apply against the oldest outstanding account receivable due from such payor, and the portion thereof which is deemed to relate to the period on or prior to the Closing Date shall, subject to Sections 1.1.13 and 2.4, be forwarded (within five (5) Business Days, and until so forwarded, shall be held in trust for the benefit of the Sellers) to or retained by the Sellers, and the balance shall be remitted (within five (5) Business Days, and until so remitted, shall be held in trust for the benefit of the Buyer) to or retained by the Buyer, as applicable, along with the accompanying remittance advice.

8.3.2 Any payments received by the Sellers or the Buyer after the Closing Date from or on behalf of private pay patients with outstanding balances as of the Closing Date, which fail to designate the period to which they relate, will be deemed to apply against the oldest outstanding account receivable due from such patient, and the portion thereof which is deemed to relate to the period on or prior to the Closing Date shall, subject to Sections 1.1.13 and 2.4, be forwarded (within five (5) Business Days, and until so forwarded, shall be held in trust for the benefit of the Sellers) to or retained by the Sellers, and the balance shall be remitted (within five (5) Business Days, and until so remitted, shall be held in trust for the benefit of the Buyer) to or retained by the Buyer.

8.3.3 Nothing herein shall be deemed to limit in any way the Sellers’ rights and remedies to recover Accounts Receivable due and owing the Sellers under the terms of this Agreement.
8.3.4 Nothing herein shall be deemed to require the Buyer to pay any amounts in excess of fifty percent (50%) of the Discounted A/R Excess to the Sellers.
8.3.5 If the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit 56 the same to the other within five (5) Business Days after said determination is made.  The Buyer and the Sellers shall, upon reasonable notice and during normal business hours, have the right to inspect all cash receipts of the other respective party in order to confirm the other party’s compliance with the obligations imposed on it under this Section 8.4.

8.3.6 Buyer agrees to cooperate with representatives of the Sellers and their Affiliates or designees in facilitating reasonable collection efforts for outstanding Accounts Receivable relating to services provided prior to the Closing Date.  Such reasonable efforts shall include but not be limited to allowing access to outstanding Accounts Receivable records and documents, rebilling third-party payors and providing necessary updates as to the status of relevant accounts.

8.4. Final Cost Reports. The Sellers shall prepare a final cost report for each Facility within the time frame required by Law and provide a copy of such reports to the Buyer upon filing.

8.5. Provider Agreements.  At Closing, the Sellers shall assign the Provider Agreements to the Buyer in accordance with and as permitted by any and all applicable laws and orders, rules, requirements and regulations of CMS and the state where each Facility is located subject to any and all other applicable federal or state statutes and regulations regarding the same.  The Sellers and the Buyer acknowledge and agree that the Buyer is not expected to have received a “tie in” notice from CMS with respect to Sellers’ Provider Agreements or a new Medicare provider agreement as of the Closing Date. Accordingly, prior to the Buyer’s receipt thereof, the Sellers agree that the Buyer may bill for its services under the Sellers’ Medicare and/or Medicaid provider numbers to the extent permitted by law pending receipt of its tie in notice or new Medicare and/or Medicaid provider agreement; provided, the Buyer shall comply in all material respects with any and all applicable laws and orders, rules, requirements and regulations of CMS and the state in which each Facility is located with respect to billing of its services. Buyer shall indemnify Sellers for all liabilities in connection with its use of Sellers’ provider numbers.

8.6. Computer and Telecommunications Equipment; Human Resources

8.6.1 To the extent that any records concerning any Business or the operation of such Business (other than email communications) are maintained by or in any computer equipment or software owned by the Sellers and to the extent that any human resources or benefits administration services are required for the transition of employees to the Buyer,  the Sellers shall work with the Buyer to electronically copy the information stored in such computer equipment or software so that the Buyer shall have access to the information in usable form after the termination of the Cooperation Period and provide such reasonable benefits administration and human resources transition services as may be requested during the Cooperation Period (as defined below).  For purposes of this Schedule, the “Cooperation Period” shall be a period of thirty  (30) days immediately following the Closing Date.

8.6.2 The foregoing obligation shall relate to, among other things, books and records pertaining to the operations of the Businesses, resident and patient lists and records (including clinical records), operating procedure manuals, records with respect to the applicable Transitioned Employees including benefits administration, transition communication, employment applications, W-9 Forms, preliminary documentation and performance evaluations, public administrative compliance records (including state surveys and plans of correction), telephone and fax numbers, telephone listings, Yellow Pages ads, sales and business records, supplier lists, advertising and promotional materials, files, indices and market research studies.  In addition to the foregoing, at all times during the Cooperation Period,  the Buyer shall have reasonable access to the data related to the operation of the Businesses on systems owned or operated by the Sellers’ of their Affiliates to the extent necessary for transition of the operations of the Businesses.

8.6.3 In addition to the foregoing services, the Buyer shall have access, during the Cooperation Period, to all computer and telecommunication systems and equipment owned by the Sellers located at the Facilities, including desktop computers, T1 lines, cable internet, telephones and software.

8.6.4 The Buyer may extend the Cooperation Period no more than three times, each by not more than thirty  (30) days, by notifying the Sellers prior to the end of the Cooperation Period (or extension thereof) if services set forth in this Section 8.6 will continue to be needed.  The Sellers shall not be required to continue employment of any employee solely for the purposes of providing the services specified in this Section 8.6.

8.6.5 The parties shall pay their own costs associated with performance under this Section 8.6 for the first thirty (30) days of the Cooperation Period and for the first thirty (30) day extension thereof pursuant to Section 8.6.4; provided, however, the Seller Parties’ shall not be responsible for expenses associated with performance under this Section 8.6 that are incurred during each such thirty (30) day period in excess of one hundred thousand dollars ($100,000), and Buyer shall reimburse and pay to the Seller Parties the amounts incurred in excess of one hundred thousand dollars ($100,000) during each such thirty (30) day period, including Seller Parties’ fully-loaded labor and benefits charges attributable to such services.  Buyer shall reimburse and pay to the Seller Parties one hundred percent (100%) of all of Seller Parties’ costs associated with performance under this Section 8.6 for the second and third extensions of the Cooperation Period pursuant to Section 8.6.4, if applicable, including Seller Parties’ fully-loaded labor and benefits charges attributable to such services. Buyer hereby releases and agrees to indemnify Sellers for all liabilities associated with such services.

ARTICLE IX – Employee Matters

9.1. Employees.  Buyer shall offer to employ after the Closing Date (a) all unionized full-time and part-time employees at any of the Businesses (the “Unionized Employees”) on such terms substantially similar to the terms of their employment prior to the Closing Date and in accordance with all collective bargaining agreements, and (b) substantially all of the other full-time and part-time operations-level employees at any of the Businesses (collectively with the Unionized Employees, the “Business Employees”), on such terms substantially similar to what the Buyer provides to its current employees in similar capacities; provided, however, that the Buyer shall not be required to offer to employ any corporate level Business Employees or any Business Employees who does not meet the Buyer’s current standards for employment.  Those persons who receive and accept an offer of employment are referred to herein as the “Transitioned

Employees”.  The Buyers shall be liable for all group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”), for all Transitioned Employees who are subsequently terminated by the Buyer after the Closing Date, but shall have no COBRA obligations for any employees not employed by Buyer or terminated on or prior to the Closing Date except as may be required by applicable law.  Sellers shall be liable for all severance obligations or any other Liabilities for any Business Employees who are not Transitioned Employees.

9.2. The Sellers’ Benefit Plans

.  Except as otherwise provided in Sections 1.3.3 and 6.11, the Sellers shall retain all Liabilities under the Benefit Plans attributable to periods ending on or prior to the Closing in respect of each Business Employee or former employee of the Sellers (including any beneficiary thereof).  With respect to the 401(k) Plans, the Transitioned Employees shall be entitled to a pro rata portion, based on the number of days of the current Plan year that occur before and including the Closing Date, of any contribution to the 401(k) Plans by the Sellers or their Affiliates in respect of the current plan year of the 401(k) Plans.  Accrued benefits or account balances of the Transitioned Employees under the 401(k) Plans shall be fully vested as of the Closing Date.  Except as set forth on Schedule 9.2, the Buyer will not be required to assume the Sellers’ Benefit Plans.  From and after the Closing Date through December 31, 2015,  the Seller Parties shall permit each Transitioned Employee and his or her dependents to participate in the Seller Benefit Plans to the extent each such Transitioned Employee participated in such plans prior to the Closing Date.  Purchaser shall reimburse Seller for the applicable premium paid by Seller for each plan with respect to each Transferred Employee.

9.3. The Buyer’s Benefit Plans

.  The Buyer will recognize all service with the Sellers of the Transitioned Employees for the purposes of eligibility to participate in and vesting in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which such Transitioned Employees are enrolled by the Buyer after the Closing Date but only to the extent that such time period is recognized under the terms of the applicable prior plan and under the terms of the applicable plan or arrangement of the Buyer.

9.4. Health Plans

.  As of January 1, 2016, all Transitioned Employees shall be eligible for participation in a group health plan (as defined for purposes of the Code Section 4980B) which shall be established and maintained by the Buyer for the general benefit of its employees and their dependents, and all such Transitioned Employees shall be covered without a waiting period and without regard to any pre-existing condition. In addition, Buyer shall provide or cause to be provided each Transitioned Employee with credit for any co-payments and deductibles paid during the plan year commencing immediately prior to the Closing Date in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such group health plan for such plan year.

9.5. No Third Party Beneficiaries

.  No provision of this Article IX shall create any third party beneficiary or other rights in any current or former employee (including any beneficiary or dependent thereof) of any Seller in respect of continued employment (or resumed employment) with the Buyer or any Affiliate thereof, and no provision of this Article IX shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any benefit plan or benefit arrangement of the Buyer or any plan or arrangement that may be established by the Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Buyer or any of its Affiliates or to terminate the employment of any Transitioned Employee.

9.6. Employment Records.  Except as may be prohibited by Law, each Seller shall make available to the Buyer its employee records relating to the Transitioned Employees, other than medical records.  At the Closing, except as may be prohibited by Law, the Sellers shall provide such records to the Buyer.  To the extent that any such records are maintained by or in any computer equipment or software owned by Sellers, Sellers shall work with the Buyer prior to the Closing to electronically copy the information stored in such computer equipment or software so that the Buyer shall have access to the information in usable form at the Closing.

9.7. Compliance with WARN and Similar Laws. The parties do not anticipate that there will be any major employment losses as a consequence of the Transactions contemplated by this Agreement that might trigger obligations under WARN (referred to collectively as “WARN Obligations”).

(a) To the extent that any WARN Obligations might arise with respect to the Business Employees solely as a consequence of the Buyer’s failure to offer employment to a minimum number of employees of the Sellers that results in an employment loss (as defined in the WARN Act) of fifty (50) or more employees of any Business on the Closing Date, it is agreed that Sellers will timely give all notices to such employees at the applicable Business required to be given under WARN or other similar statutes or regulations relating to any plant closing or mass layoff, as defined in the WARN Act, or as otherwise required by any such statute, and the Closing shall be extended as required to permit such timely notification.  The Sellers shall be responsible for, and shall indemnify and hold harmless the Buyer Indemnified Parties from and against any WARN liabilities, losses, or claims arising from the Sellers’ failure to provide timely notice to employees.

(b) To the extent that any WARN Obligations might arise with respect to the Transitioned Employees at any Business solely as a consequence of the Buyer’s failure to continue employment of a minimum number of Transitioned Employees that results in an employment loss (as defined in the WARN Act) of fifty (50) or more employees of such Business within the applicable window under the WARN Act, the Buyer shall be responsible for, and shall indemnify and hold harmless the Sellers from and against any WARN liabilities, losses, or claims arising from the Buyer’s failure to continue to employ the requisite number of employees as required under the WARN Act.

ARTICLE X – Termination
10.1. Termination

.  This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

10.1.1 By the mutual written consent of the parties; or
10.1.2 By the Sellers or the Buyer if the Closing does not occur on or before December 31, 2015 (the “Walk Away Date”); provided, however, that if the time 60 for Closing is extended pursuant to Sections 6.23 or 6.24. or in the event that the Buyer is diligently pursuing its receipt of, but has not received, the Regulatory Approvals but has still not received such approvals, the Walk Away Date shall be extended in monthly increments, not to exceed two monthly extensions; and provided further, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to a party if the failure of the Transaction to have been consummated on or before such date was primarily due to the failure of such party to perform any of its obligations under this Agreement.

10.1.3 By the Buyer, if the Seller Parties shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement (except where such breach or failure to have performed, individually or in the aggregate, has not and could not reasonably be expected to have a Sellers’ Material Adverse Effect), which breach or failure is incapable of being cured, or is not cured, by the Sellers within ten (10) calendar days following receipt of written notice from the Buyer of such breach or failure.

10.1.4 By the Sellers, if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure is incapable of being cured, or is not cured, by the Buyer within ten (10) calendar days following receipt of written notice from the Sellers of such breach or failure; or

10.1.5 By the Buyer pursuant to Section 1.6, 6.23 or 6.24 hereof.
10.2. Effect of Termination

.  In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Section 4.21, Section 5.8, Section 6.5, Section 6.6, this Section 10.2 and Section 10.3), and there shall be no liability or obligation on the part of the Buyer, the Sellers, or their respective directors, members, officers, stockholders, partners and Affiliates, as the case may be, other than as set forth in such Sections, and except that nothing shall relieve any party from liability under Section 10.3.

10.3. Liquidated Damages for Breaches by the Buyer

.

10.3.1 In the event of the termination of this Agreement pursuant to Section 10.1.4, Parent shall receive, as liquidated damages for and in full settlement of all claims against the Buyer in connection with this Agreement, the Escrow Deposit (the “Seller Liquidated Damages Amount”), the nature of the Transaction being such as will not permit any exact determination of the damages that may be suffered by the Sellers by reason of a breach by the Buyer.  If the Transaction shall not be consummated for any reason other than as specified in the preceding sentence, the Deposit Escrow Agent shall pay the amount of the Escrow Deposit, together with any and all interest and earnings thereon, to the Buyer immediately upon termination of this Agreement.

10.3.2 The parties acknowledge that, in the event of a breach of this Agreement by the Buyer, it would be difficult to accurately calculate the damages that would be suffered by the Seller Parties and have negotiated this Seller Liquidated Damages Amount in good faith in an attempt to estimate the actual damages and does not constitute a penalty clause.  The parties further agree that the Seller Liquidated Damages Amount is reasonable under the totality of the circumstance and, therefore, they waive the right to contest the dollar amount of the Seller Liquidated Damages Amount or the enforceability of the provisions of this Section 10.3.

ARTICLE XI – Indemnification
11.1. Survival of Representations and Warranties

.  The representations and warranties of the parties contained in this Agreement shall survive for a period of eighteen (18) months following the Closing; provided, however, that (a) all representations and warranties contained in Sections 4.8.2 (Regulatory Compliance), 4.9 (Fraud and Abuse), 4.10 (Medicare/Medicaid Participation) and 4.11 (Cost Reports) shall survive until thirty six (36) months following closing, (b) all representations and warranties contained in Sections 4.12 (Employee Benefits), 4.13 (Environmental Matters) and 4.24 (Tax Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect to the matters covered thereunder; and (c) all representations and warranties of the Seller Parties contained in, Sections 4.1 (Organization), 4.2 (Authority), 4.15.1 (Title) and 4.21 (Brokers), and the counterpart sections for Buyer, (the “Fundamental Reps”) and all claims for fraud or willful misconduct or with respect to any Excluded Asset or Assumed Liability or any claim made pursuant to Sections 11.2.2, 11.2.3, 11.2.5, 11.2.6, 11.2.7, 11.2.8, 11.2.9, 11.3.2, 11.3.3, 11.3.4 and 11.3.5 shall survive indefinitely; provided,  further, that any obligations to indemnify and hold a party harmless under Section 11.2 or Section 11.3, as the case may be, shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.4 before the termination of the foregoing survival period.

11.2. Indemnification of the Buyer

.  The Seller Parties agree to jointly and severally reimburse, indemnify and hold harmless the Buyer and its affiliates, officers, directors, employees, shareholders, managers, members, agents and representatives and their respective successors and assigns (each such Person is hereinafter referred to as an “Buyer Indemnified Party”), from and against any and all losses, liabilities, claims, obligations, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and costs of enforcement of rights), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), based upon, attributable to, resulting from or arising under:

11.2.1 Any misrepresentation, breach or other inaccuracy of any representation or warranty made by any Seller Party in this Agreement or any Closing Document determined, in each case, without giving effect to any “materiality” or “knowledge” qualifiers, or qualifiers of similar import, included therein, or any of the facts, events, conditions or circumstances resulting in (or, in the case of any allegations thereof by a third party, that would, if adversely determined, result in) any such misrepresentation, breach or other inaccuracy;

11.2.2 Any non-fulfillment of any post-Closing agreement or post-Closing covenant on the part of any Seller Party under this Agreement or any of the Closing Documents;
11.2.3 Any Retained Liability or any Liability pursuant to Section 9.7(a);
11.2.4 Intentionally Omitted;
11.2.5 Any general liability or professional liability claim with respect to any Business related to or arising out of Sellers’ ownership or operation of such Business prior to Closing;

11.2.6 Any and all claims, including any suit, action, or other proceeding brought by applicable Governmental Authorities or other third party payors against the Buyer, the Assets or any Business (A) arising from the ownership and operation thereof by the Sellers prior to Closing or (B) as to any overpayments or other claims made to the Sellers by third parties including, without limitation, overpayments made with respect to Medicare, Medicaid and any other third-party payor program prior to the Closing;

11.2.7 Any Excluded Asset;

11.2.8 Any and all obligations of the Seller Parties of any nature whatsoever, including, without limitation, all liabilities and obligations with respect to claims, damages, suits, proceedings or injury, related to or arising out of the Sellers’ ownership or operation of the Real Property, the Personal Property, or the Businesses prior to Closing, except the Assumed Liabilities; and

11.2.9 Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) arising out of the foregoing or to the successful enforcement of this Section.

11.3. Indemnification of the Sellers

.  The Buyer agrees to reimburse, indemnify and hold harmless the Sellers and its officers, directors, employees, shareholders, managers, members, agents and representatives and their respective successors and assigns (hereinafter referred to as a “Seller Indemnified Party”), from and against, any and all Losses, based upon, attributable to, resulting from or arising under:

11.3.1 Any misrepresentation, breach or other inaccuracy of any representation or warranty made by the Buyer in this Agreement or any Closing Document determined, in each case, without giving effect to any “materiality” or “knowledge” qualifiers, or qualifiers of similar import, included therein, or any of the facts, events, conditions or circumstances resulting in (or, in the case of any allegations thereof by a third party, that would, if adversely determined, result in) any such misrepresentation, breach or other inaccuracy;

11.3.2 Any failure by the Buyer to discharge and perform any Assumed Liability in accordance with its terms or any other non-fulfillment of any post-Closing agreement or post-Closing covenant on the part of the Buyer under this Agreement;

11.3.3 Any Losses under or pursuant to the WARN Act (or analogous state Law) resulting from any action taken by the Buyer after consummation of the Transaction or Liabilities pursuant to Section 9.7(b);

11.3.4 Any Losses incurred by Sellers pursuant to Section 8.5; and

11.3.5 Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) arising out of the foregoing or to the successful enforcement of this Section.

11.4. Method of Asserting Claims

.  All claims for indemnification by any Indemnified Party under this Article XI shall be asserted and resolved as follows:

11.4.1 In the event that any claim or demand is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim,”) said Indemnified Party shall notify the party hereunder liable to such Indemnified Party (the “Indemnitor”) of such claim or demand within thirty (30) days from the date of such claim or demand upon the Indemnified Party, specifying the nature of and basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to so notify the Indemnitor shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Indemnitor’s ability to defend such claim.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.  The Indemnitor shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days (the “Notice Period”) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnitor shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party.

(a) In the event that the Indemnitor shall fail to give the Defense Notice within said Notice Period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith; provided however, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b) In the event that the Indemnitor does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnitor shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnitor such assistance and materials as it may reasonably request, all at the expense of the Indemnitor, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(c) Without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed, the Indemnitor will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  If a firm written offer is made to settle any such Third Party Claim, demand, action or proceeding and such settlement offer is solely monetary in nature and the Indemnitor proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement then:  (i) the Indemnitor shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the Indemnitor relating to such Third Party Claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Third Party Claim, demand, action or proceeding is greater than the amount of the proposed settlement.

(d) Notwithstanding Section 11.4.1(b), the Indemnitor shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, or (iii) that imposes liability on the part of the Indemnified Party for Losses for which the Indemnified Party is not entitled to indemnification hereunder.  In such an event, the Indemnitor will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed.

(e) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 11.4.1 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced or damaged as a result of such failure to give timely notice.

11.4.2 In the event any Indemnified Party should have a claim against any Indemnitor under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnitor promptly following discovery of any indemnifiable Loss, but in any event not later than the last applicable date set forth in Section 11.1 for making such claim.  Such notice shall state in reasonable detail the amount or a good faith estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the Indemnitor shall notify the indemnitee as to whether the Indemnitor accepts liability for any Loss. If the Indemnitor disputes its liability with respect to such claim, as provided above, the Indemnitor and the Indemnified Party resolve such dispute in accordance with the terms and provisions of Section 12.6.

11.5. Limitations on Indemnification.

11.5.1 (a)  Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 11.5.1), the Seller Parties shall not be liable to indemnify the Buyer Indemnified Parties under Article XI, from and against any Losses in respect of a claim by a Buyer Indemnified Party unless and until the Losses incurred by all Buyer Indemnified Parties as a result thereof exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000) (the “Basket Amount”) and then for all such Losses, and the maximum amount of all payments and the aggregate liability of the Seller Parties for indemnification of the Buyer Indemnified Parties for any such claim shall not exceed Thirty Million Dollars ($30,000,000) (the “Indemnification Cap”).  Notwithstanding anything herein to the contrary, individual Losses of any Buyer Indemnified Party that do not exceed Twenty Five Thousand Dollars ($25,000) and that are not based upon breach of any Fundamental Reps or fraud or intentional misrepresentation or a claim made pursuant to Sections 11.2.2, 11.2.3, 11.2.5, 11.2.6, 11.2.7, 11.2.8 and 11.2.9 shall not count towards, and shall not be included in calculation of, the Basket Amount or the Indemnification Cap.

(a) Notwithstanding the foregoing, the Basket Amount and the Indemnification Cap shall not apply to Losses in connection with and misrepresentation, breach or other inaccuracy of any of the Fundamental Reps, any intentional misrepresentation or fraud by any Seller Party, or a claim pursuant to Sections 11.2.2 through 11.2.9 provided that in no event shall Seller Parties have liability for Losses greater than the Purchase Price.

11.5.2 The Buyer shall have no obligation for indemnification pursuant to Section 11.3 until the total amount of all Losses with respect thereto exceeds, in the aggregate, the Basket Amount and then for all such Losses, and the aggregate maximum liability of Buyer to Seller Indemnified Parties for any claim for indemnification hereunder shall not exceed the Indemnification Cap other than breaches of the Fundamental Reps, based on misrepresentation or fraud of Buyer or a claim made pursuant to Sections 11.3.2, 11.3.3, 11.3.4 and 11.3.5; provided that in no event shall the Buyer have liability for Losses greater than the Purchase Price.  Notwithstanding anything herein to the contrary, individual Losses of any Seller Indemnified Party that do not exceed Twenty Five Thousand Dollars ($25,000) and that are not based upon fraud, intentional misrepresentation or a claim made pursuant to Sections 11.3.2, 11.3.3, 11.3.4 and 11.3.5 shall not count towards, and shall not be included in calculation of, the Basket Amount or the Indemnification Cap.

11.5.3 The liability of the Indemnitor with respect to any claim for indemnification shall be reduced by the amount of any insurance proceeds received by the 66

Indemnified Party as a result of any Losses upon which such claim for indemnification is based.  In no event shall Losses include any diminution in value, consequential, incidental, indirect, special or punitive damages, including loss of future revenue, income or profits or loss of business reputation or opportunity relating to the breach or alleged breach hereof, and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses,  except to the extent such Losses arise from any third party claim.  The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article XI shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a party.    An Indemnified Party must use commercially reasonable efforts to mitigate Losses for which it seeks indemnification under this Agreement.  The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement if, and to the extent that, the Losses are reflected on the Final Closing Statement or are otherwise taken into account in the calculation of Net Working Capital.

11.6. Exclusive Remedy.  From and after the Closing, except as set forth in Section 2.4.5 and any rights to obtain injunctive relief or specific performance, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising out of or based on fraud, knowing and intentional misrepresentations or knowing and intentional breaches by the party seeking indemnification or any of its officers, employees, directors or agents) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI.

ARTICLE XII – Miscellaneous
12.1. Amendment or Supplement

.  This Agreement shall not be amended, modified or supplemented without the written agreement of the parties hereto at the time of such amendment, modification or supplement.

12.2. Extension of Time, Waiver, Etc

.  At any time prior to the Closing, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Sellers or the Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.3. Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that the Buyer may assign any of or all its rights, interests and obligations under this Agreement to one or more Affiliates of the Buyer, which Affiliate or Affiliates shall collectively be deemed to be the “Buyer” hereunder and shall be the beneficiary of all of the Seller Parties’ warranties, representations and covenants in favor of Buyer under this Agreement and shall be solely liable for all debts and obligations of the Buyer hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Notwithstanding the foregoing, Buyer may direct the Seller Parties to convey the Real Property and the tangible Personal Property associated with each Facility to any Affiliates or unaffiliated third parties (each an “RE Assignee”).  No RE Assingee shall have a right of action against the Seller Parties under this Agreement or be deemed to be the “Buyer” under this Agreement, and the Buyer shall remain liable for all of its obligations hereunder.  Each Seller Party hereby covenants and agrees that if any Seller Party proposes to merge or consolidate with or into any other entity, sell, assign, transfer or otherwise dispose of its business (whether assets or equity) (a “Seller Transaction”), the contract or other legal document pursuant to which such Seller Transaction is implemented shall provide that the surviving company in any merger or consolidation or successor to or buyer of the business shall jointly and severally with the other Seller Parties hereto (or their respective successors) assume all of the terms and conditions of this Agreement, including without limitation, all indemnification obligations hereunder.  Any purported assignment not permitted under this Section 12.3 shall be null and void.

12.4. Counterparts

.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of copies of this Agreement by email and of signature pages by facsimile transmission or by email shall constitute effective execution and delivery of this Agreement as to the parties.  Such signature pages and copies of this Agreement may be used in lieu of the original Agreement and original signatures, and signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures, for all purposes.

12.5. Entire Agreement; No Third Party Beneficiaries

.  This Agreement, together with the Sellers’ and Buyer’s Disclosure Schedules, the Exhibits, and the agreements executed in the forms contemplated by the Exhibits hereto, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.6. Governing Law; Jurisdiction; Waiver of Jury Trial.
12.6.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

12.6.2 With respect to any matter other than any dispute, claim or controversy arising out of or relating to Article XI, which matters will be handled as provided in Section 11.4, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than a Federal or state court sitting in the State of Delaware (and appropriate appellate courts therefrom).

12.6.3 Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.
12.7. Specific Enforcement

.  The parties agree that irreparable damage to the Buyer would occur in the event that any of the provisions of this Agreement to be performed by or on behalf of the Sellers were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

12.8. Notices

.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be sent by hand delivery, facsimiled, or sent by overnight courier or by registered or certified mail, and shall be deemed given when received at the address set forth below:

If to any Seller Party:

Revera Assisted Living, Inc.
538 Preston Avenue Meriden, Connecticut 06450
Attention:	Attention: Mr. Glen Chow
Facsimile:	Facsimile: (289) 360-1228

with copies (which shall not constitute notice) to:

Revera, Inc.
55 Standish Court, 8th Floor
Mississauga, Ontario L5R 4B2
Attention:	Frank Cerrone, Esq.
Facsimile:	(289) 360-1216

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
111 Huntington Ave
Boston, MA 02199
Attention:	Christopher J. Donovan, Esq.
Telephone	(617) 342-4000
Facsimile:	(617) 342-4001

If to the Buyer or Guarantor:

Genesis Healthcare, Inc.

101 East State Street
Kennett Square, PA 19348
Attention:	Law Department
Facsimile:	(484) 733-5449

with a copy (which shall not constitute notice) to:

Williams Mullen 200 South 10th Street, Suite 1600 Richmond, VA 23219 Attention: Beth G. Hungate-Noland Telephone: (804) 420-6913 Facsimile: (804) 420-6507

or such other party or address as may be expressly designated by either party by notice given in accordance with the foregoing provisions.

12.9. Severability

.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

ARTICLE XIII – Definitions
13.1. Definitions

.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“401(k) Plans” has the meaning set forth in Section 4.12(d).

“409A Plan” has the meaning set forth in Section 4.12(k).

“Accounting Firm” shall mean a national public accounting firm with no material relationship to the parties or their respective Affiliates chosen by agreement of the parties, or if they are unable to agree, shall mean a national firm with no such relationship chosen by lot.

 “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to residents of the Facilities, including those due to the Sellers from Medicare, Medicaid, Veteran’s Administration, TRICARE f/k/a CHAMPUS, commercial insurers or any other third-party payor, resident or responsible party, (b) all other accounts or notes receivable of the Sellers and the Sellers relating to services rendered to residents of the Facilities and the full benefit of all security for such accounts or notes, (c) amounts due from third-party payors with respect to amounts recoverable for bad debts and estimated settlements from third-party payors, and (d) any claim, remedy or other right related to any of the foregoing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 6.3.1.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.

“Approval” means any action, approval, authorization, consent, certification, filing, notice, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any Person not a party to this Agreement.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.3.3.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.

“Basket Amount” has the meaning set forth in Section 11.5.1(a)(i).

“Bey Lea” has the meaning set forth in the Preamble.

“Benefit Plans” has the meaning set forth in Section 4.12(b).

“Bennington” has the meaning set forth in the Preamble.

“Bennington RE” has the meaning set forth in the Preamble.

“Berlin” has the meaning set forth in the Preamble.

“Berlin RE” has the meaning set forth in the Preamble.

“Buildings” has the meaning set forth in Section 1.1.2.

“Burlington” has the meaning set forth in the Preamble.

“Business” and “Businesses” have the meanings set forth in the Recitals.

“Business Day” means a day except a Saturday, a Sunday or other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.

“Business Employees” has the meaning set forth in Section 9.1.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Statement” has the meaning set forth in Section 2.4.2.

“Buyer Confidential Information” has the meaning set forth in Section 6.6.

“Buyer Excluded Contracts” has the meaning set forth in Section 6.16.

“Buyer Indemnified Party” has the meaning set forth in Section 11.2.

“Buyer Party” has the meaning set forth in Section 5.9.

“Buyer’s Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Buyer Title Insurance Policies” has the meaning set forth in Section 6.22.

“Cabot” has the meaning set forth in the Preamble.

“Claim Notice” has the meaning set forth in Section 11.4.1.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Dispute” has the meaning set forth in Section 2.4.5.

“Closing Documents” has the meaning set forth in Section 3.3.

“Closing Net Working Capital” means the Net Working Capital of the Sellers as of the Effective Time.

“Closing Statement Objection” has the meaning set forth in Section 2.4.3.

“CMS” has the meaning set forth in Section 6.8.3.

“COBRA” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations.

“Confidential Information” has the meaning set forth in Section 6.5.

“Confidentiality Agreement” has the meaning set forth in Section 6.5.

“Contracts” has the meaning set forth in Section 1.1.9.

“Cost Reports” has the meaning set forth in Section 4.11.

“Current Assets” means Accounts Receivable (which for purposes of Article II of this Agreement shall be calculated applying a fifty percent (50%) discount to Accounts Receivable aged more than 120 days), inventory, Deposits, prepaid expenses, including prepaid insurance and other Assets that arise in connection with the operation of the Business and would be required to be reflected as current assets on a balance sheet of the Sellers as of the Effective Time in accordance with GAAP as consistently applied consistently with the Financial Statements.

“Current Liabilities” means the sum of all accounts payable, rent payable, customer deposits, unearned revenue, accrued expenses, payroll expenses, accrued vacation, paid time off and sick time, accrued benefit plan liabilities, accrued claims, accrued insurance, and accrued salaries that arise in connection with the operation of the Business and would be required to be reflected as current liabilities on a balance sheet of the Sellers as of the Effective Time in accordance with GAAP as consistently applied consistently with the Financial Statements.

“Data Room” means the electronic documentation site established by Merrill Datasite, Fileroom Ranger at https://datasite.merrillcorp.com/bidder/index_frame.do?projectId=209052, on behalf of the Seller Parties in connection with the transactions contemplated hereby.

“Defense Counsel” has the meaning set forth in Section 11.4.1.

“Defense Notice” has the meaning set forth in Section 11.4.1.

“Deficiency Amount” has the meaning set forth in Section 2.4.1.

“Deposits” has the meaning set forth in Section 1.1.11.

“Deposit Escrow Agent” has the meaning set forth in Section 2.1.1.

“Direct Deposit Accounts” has the meaning set forth in Section 4.14.3.

“Discounted A/R Amount” means aggregate amount of all pre-Closing Accounts Receivable of the Sellers, as adjusted to apply a fifty percent (50%) discount to any Accounts Receivable older than one hundred twenty (120) days, as finally set forth in the Final Closing Statement.

“Discounted A/R Excess”  means the aggregate amount of all pre-Closing Accounts Receivable collected in excess of the Discounted A/R Amount.

“Due Diligence Period” has the meaning set forth in Section 1.6.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any claim, charge, lease, covenant, easement, levy, encumbrance, security interest, lien, option, mortgage, pledge, assessment against, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise.

“Environmental Laws” has the meaning set forth in Section 4.13.7.

“Environmental Notice” has the meaning set forth in Section 6.23.

“Environmental Permits” has the meaning set forth in Section 4.13.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations promulgated thereunder.

“ERISA Affiliate” means each entity which is treated as a single employer with any of the Sellers under 414(b), (c), (m) or (o) of the Code.

“Escrow Deposit” has the meaning set forth in Section 2.1.1.

“Estimated Closing Statement” has the meaning set forth in Section 2.4.1.

“Excess Amount” has the meaning set forth in Section 2.4.1.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Facility” and “Facilities” have the meanings set forth in the Recitals.

“Final Closing Statement” has the meaning set forth in Section 2.4.6.

“Financial Statements” has the meaning set forth in Section 4.6.

“Fox Chase” has the meaning set forth in the Preamble.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Glen Ridge” has the meaning set forth in the Preamble.

“Governmental Authority” means any government, court, regulatory or administrative agency, legislative body, board, bureau, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, including any intermediary, carrier, instrumentality or agency thereof.

“Governmental Authorization” means any Approval, license, or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement.

“Guaranteed Obligation” has the meaning set forth in Section 14.2.

“Hamilton” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Hazardous Materials” has the meaning set forth in Section 4.13.7.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) promulgated by the International Accounting Standards Board .

“Iliff” has the meaning set forth in the Preamble.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premium (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) the liquidation value, accrued and unpaid dividends and prepayment or redemption premium (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person, (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Cap” has the meaning set forth in Section 11.5.1(a)(i).

“Indemnitor” has the meaning set forth in Section 11.4.1.

“Initial Escrow Deposit” has the meaning set forth in Section 2.1.1.

“Interim Financial Statements” has the meaning set forth in Section 6.14.

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge” (which includes the expressions “to Know” and “Known to”) of a particular fact or other matter of any Person that is not an individual, means that any executive officer of such Person (or individual holding comparable executive responsibility for any Person that is not a corporation), or any other officer or manager having responsibility relating to the applicable matter, is actually aware of such fact or other matter, or could have discovered or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry of the employees of such Person and its subsidiaries who, in the course of performing the duties of such employment may reasonably be expected to have actual awareness of such fact or other matter.

“Land” has the meaning set forth in Section 1.1.1.

“Laurelton” has the meaning set forth in the Preamble.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, requirements, policies, decrees, injunctions, settlements, stipulations, judgments and orders of any Governmental Authority and private accrediting decrees and orders of any Governmental Authority, including the common law and Environmental Laws.

“Leased Property” has the meaning set forth in Section 4.15.1.

“Liability” means any debt, loss, damage, adverse claim, offset, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Licenses” has the meaning set forth in Section 1.1.6.

“Linden Grove” has the meaning set forth in the Preamble.

“Linwood” has the meaning set forth in the Preamble.

“Loss” and “Losses” have the meanings set forth in Section 11.2.

“made available” shall mean (i) with respect to items “made available” prior to the date hereof, (x) posted in the Data Room at least two (2) Business Days prior to the date hereof (or, to the extent delivered or posted less than two (2) Business Days prior to the date hereof, specifically confirmed, in writing, by the Buyer as having been received), or (z) delivered via electronic submission directly to the officers, directors, employees, agents, or legal counsel of the Buyer at least five (5) Business Days prior to the date hereof; or (ii) with respect to items “made available” between the date hereof and the Closing Date, (x) posted in the Data Room at least five (5) Business Days prior to the Closing Date (or, to the extent delivered or posted less than five (5) Business Days prior to the Closing Date, specifically confirmed, in writing, by the Buyer as having been received), (y) only with respect to the Records, the officers, directors, employees, agents, or legal counsel of the Buyer have been given access to review and copy such items at the Facilities and/or offices of the Sellers at least five (5) Business Days prior to the Closing Date or (z) delivered via electronic submission directly to the officers, directors, employees, agents, or legal counsel of the Buyer at least five (5) Business Days prior to the Closing Date.

“Material Contracts” has the meaning set forth in Section 4.14.

“Material Damage, Destruction or Loss” has the meaning set forth in Section 6.24.

“Meadowview” has the meaning set forth in the Preamble.

“Medicaid” shall mean collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, policies, procedures, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes, regulations and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare” shall mean collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, policies, procedures, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare/Medicaid Carveouts” has the meaning set forth in Section 11.1.

“Montesano” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.12(b).

“Net Working Capital” means an amount equal to the total book value of the Current Assets (exclusive of cash) minus the total book value of the Current Liabilities as reflected on the Estimated Closing Statement, Buyer Closing Statement or the Final Closing Statement, as the case may be, all in accordance with Section 2.4.

“Non-assignable Assets” has the meaning set forth in Section 1.5.

“Notice Period” has the meaning set forth in Section 11.4.1.

“Oakridge” has the meaning set forth in the Preamble.

“OFAC” has the meaning set forth in Section 4.27.

“OFAC Order” has the meaning set forth in Section 4.27.

“Operator Sellers” has the meaning set forth in the Preamble.

“Order” means any order, writ, injunction, judgment, plan or decree of or agreement with any Governmental Authority.

“Orchard Park” has the meaning set forth in the Preamble.

“Owner Operator Sellers” has the meaning set forth in the Preamble.

“Parent” has the meaning set forth in the Preamble.

“PNA” has the meaning set forth in Section 1.1.10.

“Patient Agreements” has the meaning set forth in Section 1.1.7.

“Permits” has the meaning set forth in Section 4.8.1.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges or lienable services not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) all zoning, entitlement and other land use and environmental law, ordinances regulations by any Governmental Authority provided such laws, ordinances and regulations do not prevent or materially impair operation of the Businesses as currently operated, (iii)  matters deemed Permitted Exceptions pursuant to Section 6.22,  (iv) interests and rights of residents under the Sellers’ standard continuing patient care agreements; (v) the “standard” or “preprinted” exceptions contained in the form of owner’s policy issued by the Title Company which are not customarily removed by Sellers’ affidavit; (vi) any exceptions caused by Buyer or any of its agents, employees or representatives; and (vii) any recorded or unrecorded rights, covenants, conditions, restrictions, rights of way and easements which would not materially interfere with the use of the Businesses in the manner in which they are presently being used.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personal Property” has the meaning set forth in Section 1.1.3.

“Personal Property Leases” has the meaning set forth in Section 4.19.2.

“Phase Is” has the meaning set forth in Section 6.23.

“Policies” has the meaning set forth in Section 4.19.

“Pre Closing Government Reimbursement” has the meaning set forth in Section 1.2.

“Premier Therapy” has the meaning set forth in the Preamble.

“Premier Therapy Lease” means that certain Lease Agreement, dated November 7, 2003, between LDP Group, L.L.C. and Premier Therapy Services.

“Property Taxes” has the meaning set forth in Section 6.13.2.

“Provider Agreements” has the meaning set forth in Section 1.1.8.

“Purchase Price” has the meaning set forth in Section 2.1.

“Real Property” means the Land, the Buildings, and the leasehold premises under the Premier Therapy Lease, collectively.

“Rebates and Credits” has the meaning set forth in Section 1.1.12.

“Records” has the meaning set forth in Section 1.1.4.

“Regulatory Approvals” has the meaning set forth in Section 6.4.

“Release” has the meaning set forth in Section 4.13.7.

“Repaid Debt” has the meaning set forth in Section 2.1.3.

“Resident Census Information”  shall mean a true, correct and complete schedule (provided in accordance with all Laws related to privacy) that accurately and completely sets forth the occupancy status of each Facility, the average daily rate and other charges payable with respect thereto, the class of payment or reimbursement (i.e., private, third‑party payor, Medicare), the average monthly census of each Facility, occupancy rates and any arrearages in payments.

“RE Assignee” has the meaning set forth in Section 12.3

“RE Owner Sellers” has the meaning set forth in the Preamble.

“Resident Contracts” has the meaning set forth in Section 4.14.4.

“Restraints” has the meaning set forth in Section 7.1.

“Retained Liabilities” has the meaning set forth in Section 1.4.

“Rochester” has the meaning set forth in the Preamble.

 “SEIU Pension Fund” has the meaning set forth in Section 6.11.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Claims” has the meaning set forth in Section 1.1.13.

“Seller Indemnified Party” has the meaning set forth in Section 11.3.

“Seller Liquidated Damages Amount” has the meaning set forth in Section 10.3.1.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Title Insurance Policies” shall mean Sellers’ current title insurance policies issued with respect to the Real Property.

“Seller Transaction” has the meaning set forth in Section 12.3.

“Sellers’ Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Sellers’ Intellectual Property” has the meaning set forth in Section 4.23.2.

“Sellers’  Material Adverse Effect” means a material adverse effect upon the results of operations, financial condition, assets, properties or Business of the Sellers, taken as a whole, without taking into account the effects of any of the following: (a) changes affecting the economies of or financial, credit or capital market conditions anywhere in the world in which the Sellers operate, to the extent such changes do not adversely affect the Sellers, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Sellers operate; (b) changes in the industries in which the Sellers operate, including regulatory and reimbursement changes, to the extent such changes do not adversely affect the Sellers, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Sellers operate, (c) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Sellers, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Sellers operate, (d) changes in or the implementation of any Law or GAAP or IFRS (or, in each case, the interpretation thereof), (e) changes in Tax rates or the implementation of new Taxes, or (f) the execution and delivery of the Agreement, the announcement of the Agreement or the transactions contemplated thereby, or the performance of the Agreement and the transactions contemplated thereby.

“Straddle Period” has the meaning set forth in Section 6.13.2.

“South County” has the meaning set forth in the Preamble.

“Springfield” has the meaning set forth in the Preamble.

“Springfield RE” has the meaning set forth in the Preamble.

“State Health Care Program” has the meaning set forth in Section 4.10.1.

“State Licensure Authorities” has the meaning set forth in Section 6.4.

“St. Johnsbury” has the meaning set forth in the Preamble.

“Survey Report”  shall mean any and all survey reports, waivers of deficiencies, plans of correction and any other investigation reports issued with respect to any of the Businesses or the Assets.

“Surveys” has the meaning set forth in Section 6.22.

“Target Net Working Capital” means $10,287,641.

“Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including under Code Section 54A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, declaration, report, statement, schedule, notice, form, or other document, including any schedule or attachment thereto, filed or required to be filed with any Taxing Authority in respect of any Tax, and any amendment thereof.

“Therapy Business” has the meaning set forth in the Recitals.

“Third Party Claim” has the meaning set forth in Section 11.4.1.

“Title 42” has the meaning set forth in Section 4.9.

“Title Company” has the meaning set forth in Section 7.2.5.

“Title Report” has the meaning set forth in Section 6.22.

“Tradenames” has the meaning set forth in Section 1.1.5.

“Transaction” has the meaning set forth in Section 1.4.1.

“Transfer Taxes” has the meaning set forth in Section 6.13.1.

“Transitioned Employees” has the meaning set forth in Section 9.1.

“Unionized Employees”  has the meaning set forth in Section 9.1.

“Village Green Bristol” has the meaning set forth in the Preamble.

“Village Green Wallingford” has the meaning set forth in the Preamble.

“Walk Away Date” has the meaning set forth in Section 10.1.2(a).

“WARN” has the meaning set forth in Section 4.12(m).

“WARN Act” has the meaning set forth in Section 1.4.10.

“WARN Obligations” has the meaning set forth in Section 9.7

“Willow Creek” has the meaning set forth in the Preamble.

“Willow Creek and Oak Ridge CBAs” has the meaning set forth in Section 6.11.

13.2. Interpretation.

13.2.1 When a reference is made in this Agreement to an Article, a Section, Exhibit or the Sellers’ or Buyer’s Disclosure Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or the Sellers’ or Buyer’s Disclosure Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned under GAAP.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

13.2.2 Any fact or item disclosed in any section of Sellers’ Disclosure Schedule shall be deemed disclosed with regard to all other representations and warranties to which such fact or item may reasonably apply to the extent such disclosure would provide notice to a reasonable person that the information disclosed would also qualify, or constitute an exception to, such other representations and warranties.

13.2.3 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE XIV – Guarantee
14.1. Guarantor Representations and Warranties. Guarantor represents and warrants to the Sellers that:

14.1.1 Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to carry on the business in which it is engaged, as now conducted. Guarantor is publicly traded on the NYSE.

14.1.2 Guarantor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Article XIV.  Guarantor’s execution and delivery of this Agreement and the performance of its obligations under this Article XIV have been duly authorized by the Guarantor’s governing body, and no other action is required by Law, its organizational documents or otherwise for such authorization.  This Agreement constitutes the legal, valid and binding obligation of, and is enforceable against, Guarantor in accordance with its terms, except that such enforceability may be limited by, and is subject to, the Bankruptcy and Equity Exception.

14.1.3 The authorization, execution and delivery of this Agreement and the performance of its obligations under this Article XIV by Guarantor, does not and will not, with or without the giving of notice or passage of time or both (a) violate, conflict with or result in the breach of any term or provision of or require any notice, filing or consent under (i) the organizational documents of Guarantor, (ii) any Laws applicable to Guarantor, or (iii) any judgment, decree, writ, injunction, order or award of any arbitrator, or Governmental Authority or agency binding upon Guarantor; or (b) conflict with, result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any contract to which Guarantor is a party or by which it may be bound.

14.2. Guarantee.  Subject to the provisions of this Section 14.2,  Guarantor hereby fully, unconditionally and irrevocably guarantees Seller Parties the due and punctual payment and performance of any and all amounts payable by Buyer pursuant to Article XI and obligations otherwise owing under this Agreement (the “Guaranteed Obligation”).  Guarantor hereby acknowledges that this guaranty of the Guaranteed Obligation shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer.  Guarantor agrees that (a) if Buyer fails to make any payments of the Guaranteed Obligations or fails to perform under the Agreement when due, such amount or obligation shall for purposes hereof, be immediately due and payable by Guarantor by wire transfer of immediately available funds to an account or accounts designated by the Parent upon written notice from the Parent to Guarantor demanding payment thereof or, with respect to obligations performed immediately by Guarantor pursuant to the terms hereof and (b) the Parent may at any time and from time to time, so long as Buyer has failed to pay or perform the Guaranteed Obligation if due, take any and all actions available hereunder or under any applicable law to collect or enforce the Guaranteed Obligation from Guarantor.  Guarantor hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Buyer, any right to require a proceeding first against Buyer, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of the Guaranteed Obligation in full.  Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Buyer that arise from the existence, payment, performance or enforcement of its obligations under this guaranty and this Agreement,  including any right of reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Seller Parties against Buyer or any collateral which the Seller Parties hereafter acquire, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law.  To the fullest extent permitted by applicable law, the obligations of Guarantor hereunder shall not be affected by (a) the failure of the Seller Parties to assert any claim or demand or to enforce any right or remedy against Buyer pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement, unless consented to in writing by the Seller Parties and (c) any change in the existence (corporate or otherwise) of Buyer or Guarantor or any insolvency, bankruptcy, reorganization or similar proceeding affecting either of them or their assets.  Guarantor acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated hereby and that the waivers set forth in this Section 14.2 are knowingly made in contemplation of such benefits.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above written.

SELLER PARTIES:

REVERA ASSISTED LIVING, INC.

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (BEY LEA VILLAGE) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (FOX CHASE) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (HAMILTON) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (ILIFF) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (LAURELTON VILLAGE) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

REVERA (DELAWARE) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (LINWOOD) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (MEADOWVIEW) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (OAKRIDGE) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (SOUTH COUNTY) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (WHITING) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (WILLOW CREEK) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (GLEN RIDGE) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

ROCHESTER MANOR LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

SUBACUTE CENTER OF BRISTOL LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

BROOK HOLLOW HEALTH CARE CENTER LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (CABOT) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

BURLINGTON HEALTH AND REHABILITATION CENTER LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

BERLIN HEALTH AND REHABILITATION CENTER LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

BENNINGTON HEALTH AND REHABILITATION CENTER LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

SPRINGFIELD HEALTH AND REHABILITATION CENTER LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

ST. JOHNSBURY HEALTH AND REHABILITATION CENTER LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

VERMONT SUBACUTE LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CONNECTICUT SUBACUTE LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

NEW HAMPSHIRE SUBACUTE LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (WESTFIELD) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

BERLIN REAL ESTATE LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

BENNINGTON REAL ESTATE LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

SPRINGFIELD REAL ESTATE LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

ST. JOHNSBURY REAL ESTATE LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

CPL (PREMIER THERAPY) LLC

By:	/s/ Frank Cerone
Name: Frank Cerone
Title: Authorized Representative

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above written.

BUYER:

101 DEVELOPMENT GROUP, LLC

By:	/s/ Michael Berg
Name: Michael Berg
Title: Assistant Secretary

GUARANTOR:

GENESIS HEALTHCARE, INC.

By:	/s/ Michael Berg
Name: Michael Berg
Title: Assistant Secretary

4.28.	Resident Census Information..	34
4.29.	No Other Representations or Warranties	34
ARTICLE V – Representations and Warranties of Buyer		35
5.1.	Organization and Qualification	35
5.2.	Authority	35
5.3.	Validity of Contemplated Transactions	35
5.4.	Litigation	35
5.5.	Consents; Waivers	36
5.6.	Financial Ability	36
5.7.	State Licensure	36
5.8.	Financial Advisors	36
5.9.	OFAC	36
ARTICLE VI – Additional Covenants and Agreements		36
6.1.	Conduct of Business; Cooperation with Buyer.	36
6.2.	Conduct of Business; Additional Covenants.	39
6.3.	Other Governmental Approvals.	40
6.4.	State Licensing Approvals	42
6.5.	Confidentiality – Buyer	42
6.6.	Confidentiality – Seller Parties	42
6.7.	Publicity	43
6.8.	Notification of Certain Matters.	43
6.9.	Intentionally Omitted.	44
6.10.	Efforts to Consummate..	44
6.11.	SEIU Pension Fund.	45
6.12.	Intentionally Omitted.	46
6.13.	Certain Taxes.	46
6.14.	Interim Financial Statements..	47
6.15.	Maintenance of Resident Record	48
6.16.	Contracts..	48
6.17.	Supplemental Information.	48
6.18.	Transition..	49
6.19.	Tail Insurance..	49
6.20.	Pay-Off Letters..	50
6.21.	Full Access and Disclosure.	50
6.22.	Real Estate Due Diligence..	51
6.23.	Phase I Environmental Reports..	51
6.24.	Destruction of Property..	52
6.25.	Vermont Regulatory Approvals..	53
ARTICLE VII – Conditions Precedent		53
7.1.	Conditions to Each Party’s Obligation to Complete the Transaction	53
7.2.	Conditions to Obligations of the Buyer	54
7.3.	Conditions to Obligations of the Sellers	55
7.4.	Frustration of Closing Conditions	55
ARTICLE VIII – Obligations of Parties After Closing		56
8.1.	Access to Records	56
8.2.	Mail	56
8.3.	Accounts Receivable	56
8.4.	Final Cost Reports.	58
8.5.	Provider Agreements..	58

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8.6.	Computer and Telecommunications Equipment	58
ARTICLE IX – Employee Matters		59
9.1.	Employees..	59
9.2.	The Sellers’ Benefit Plans	60
9.3.	The Buyer’s Benefit Plans	60
9.4.	Health Plans	60
9.5.	No Third Party Beneficiaries	60
9.6.	Employment Records.	61
9.7.	Compliance with WARN and Similar Laws..	61
ARTICLE X – Termination		61
10.1.	Termination	61
10.2.	Effect of Termination	62
10.3.	Liquidated Damages for Breaches by the Buyer	62
ARTICLE XI – Indemnification		63
11.1.	Survival of Representations and Warranties	63
11.2.	Indemnification of the Buyer	63
11.3.	Indemnification of the Sellers	64
11.4.	Method of Asserting Claims	65
11.5.	Limitations on Indemnification.	67
11.6.	Exclusive Remedy.	68
ARTICLE XII – Miscellaneous		68
12.1.	Amendment or Supplement	68
12.2.	Extension of Time, Waiver, Etc	68
12.3.	Assignment	68
12.4.	Counterparts	69
12.5.	Entire Agreement; No Third Party Beneficiaries	69
12.6.	Governing Law; Jurisdiction; Waiver of Jury Trial.	69
12.7.	Specific Enforcement	70
12.8.	Notices	70
12.9.	Severability	71
ARTICLE XIII – Definitions		71
13.1.	Definitions	71
13.2.	Interpretation.	83
ARTICLE XIV – Guarantee		83
14.1.	Guarantor Representations and Warranties.	83
14.2.	Guarantee.	84

EXHIBIT INDEX

Exhibit	Description of Exhibit

Exhibit A	Facilities
Exhibit B	Deposit Escrow Agreement
Exhibit C	Purchase Price Allocation
Exhibit D	Target Net Working Capital Methodology
Exhibit E	Transfer Taxes
Exhibit F	Bill of Sale
Exhibit G	Assignment and Assumption Agreement
Exhibit H	Operations Transfer Agreement

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